Exhibit 10.6

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

Execution Copy

LICENSE AGREEMENT

This LICENSE AGREEMENT (the “Agreement”) is made and effective as of the date of execution by the last Party to sign below (the “Effective Date”), by and between Kura Oncology, Inc., a company organized and existing under the laws of the State of Delaware having a business address at 11119 North Torrey Pines Road, Suite 125, San Diego, California, (“Company”), and Janssen Pharmaceutica NV, a company organized and existing under the laws of Belgium having a business address at Turnhoutseweg 30, 2340 Beerse, Belgium (“Janssen”). Company and Janssen are each referred to individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, Janssen owns, directly and through its Affiliates, certain rights relating to its proprietary compound known as tipifarnib (also known as R115777) and a certain back-up compound; and

WHEREAS, Company wishes to obtain from Janssen certain rights to develop and commercialize tipifarnib and such back-up compound for human use in the field of oncology, and Janssen is willing to grant such rights in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 Definitions. Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized, shall have the meanings described below, or the meaning as designated in the indicated places throughout this Agreement.

“AAA” means the American Arbitration Association.

“Accounting Standards” means Generally Accepted Accounting Principles in the United States or the International Financial Reporting Standards, as appropriate, as generally and consistently applied in compliance with Applicable Laws throughout the relevant Party’s organization at the relevant time.

“Affiliate” means, in reference to a particular Party, any corporation or other entity that directly or indirectly controls, is controlled by, or is under common control with such Party. For purposes of this definition, “control” or “controlled” means ownership, directly or indirectly, of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors in the case of a corporation, or more than fifty percent (50%) of the equity interest in the case of any other type of legal entity (or if the jurisdiction where such corporation or other entity is domiciled prohibits foreign ownership of such entity, the maximum foreign ownership interest

Execution Copy

permitted under such laws, provided that such ownership interest provides actual control over such entity), status as a general partner in any partnership, or any other arrangement whereby an entity controls or has the right to control the board of directors or equivalent governing body of the entity.

“Alliance Manager” shall have the meaning set forth in Section 3.2.

“Applicable Laws” shall mean the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including Marketing Authorizations) of or from any court, arbitrator, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item, including to the FCPA, Export Control Laws, and other laws and regulations pertaining to domestic or international corruption, commercial bribery, fraud, embezzlement, or money-laundering.

“Bankruptcy” means, with respect to a Party, that: (a) the Party has been declared insolvent or bankrupt by a court of competent jurisdiction; or (b) a voluntary or involuntary petition in bankruptcy is filed in any court of competent jurisdiction against the Party and such petition has not dismissed within ninety (90) days after filing; or (c) the Party has made or executed an assignment of substantially all of its assets for the benefit of creditors.

“Bioequivalent” means, with respect to the drug substance (or active pharmaceutical ingredient) contained in one pharmaceutical product in reference to the drug substance (or active pharmaceutical ingredient) of another pharmaceutical product, that the two substances are recognized by a Regulatory Authority as being both pharmaceutically and therapeutically equivalent to each other.

“Breaching Party” shall have the meaning set out in Section 14.2.

“Business Day” means any day, other than Saturday or Sunday, on which the banks in New York, New York and San Diego, California are generally open for business.

“Claims” shall have the meaning set out in Section 13.1.

“Combination Product” means (a) any Product containing or comprising a Compound and at least one (1) active ingredient that is not a Compound; or (b) any combination of a Product and another pharmaceutical product containing or comprising at least one (1) active ingredient that is not a Compound where the Product and such other product are not formulated together but are sold together and invoiced as one (1) product.

“Commercialize” means, in reference to a Product, performing any activities directed to marketing, promoting, offering for sale, or selling a Product for use in the Field, including detailing and medical affairs activities, and distribution and importation activities in support thereof.

Execution Copy

“Commercially Reasonable Efforts” means the carrying out of obligations or tasks in a commercially diligent manner consistent with the efforts that a similarly situated company in the pharmaceutical industry would reasonably devote to a research, development or marketing program owned by such company or to which such company has exclusive rights, of similar market potential and at a similar stage of development, based on conditions then prevailing, and taking into account efficacy, safety, regulatory authority approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the products, ability to finance the program, medical and clinical considerations, the likelihood of regulatory approval given the regulatory structure involved, the profitability of the products, including the royalties payable to licensors of patent or other rights, and the costs of development, manufacture and marketing.

“Company Indemnified Party” shall have the meaning set out in Section 12.2.

“Company Patent Rights” means all Development Program Patent Rights that include any claim Covering (a) any Reverted Product or Compound therein for which Janssen exercises its option rights under Section 15.2(b), (b) any method of using such Reverted Product or Compound therein in the Field, or (c) method of Manufacturing such Reverted Product or Compound therein. For the sake of clarity, Company Patent Rights include all related Patent Rights arising in the course of Prosecution of the foregoing Patent Rights.

“Company Sublicensee” shall mean any of Company’s Affiliates or any Third Party to which Company grants a sublicense of rights granted by Janssen to Company under this Agreement, but not including any Third Party to the extent that it functions as a distributor of Product.

“Compound” means: (a) the compound known as R115777 or tipifarnib, which has the structure shown in Exhibit 1, or the compound known as R208176, which has the structure shown in Exhibit 1; or (b) or a Bioequivalent of either such compound (such as a pharmaceutical salt, acid, base, hydrate, solvate, ester, polymorph, or stereoisomer thereof); or (c) an active metabolite, prodrug, or radiolabeled form of any of the foregoing defined in clause (a) or (b).

“Confidential Information” means any: (i) Know-How or other proprietary or unpublished business, scientific, technical, formulation, process, manufacturing, clinical, non-clinical, regulatory, marketing, financial or commercial information or data, which is generated by or on behalf of a Party or which one Party or any of its Affiliates has supplied or otherwise made available to the other Party either during the Term for purposes contemplated by this Agreement or pursuant to the Confidentiality Agreement, whether made available orally, in writing, or in electronic form, including information comprising or relating to concepts, discoveries, inventions, data, designs or formulae in relation to this Agreement; or (ii) sample of any compound, reagent, biological specimen, or other material which one Party or any of its Affiliates has supplied or otherwise made available to the other Party during the Term of this Agreement for purposes contemplated hereunder.

Execution Copy

“Confidentiality Agreement” means the Confidential Disclosure Agreement between Janssen Research & Development, LLC (an Affiliate of Janssen) and Wellspring Biosciences LLC together with Araxes Pharma LLC dated November 8, 2013.

“Control” (and, with correlative meaning, “Controlled”) means, with respect to any Know-How, Patent Rights or other intellectual property rights, the legal authority or right (whether by ownership, license or otherwise, but without taking into account any rights granted by one Party to the other Party under the terms of this Agreement) of a Party to grant access, a license or a sublicense of or under Know-How, Patent Rights, or intellectual property rights to the other Party, or to otherwise disclose proprietary or trade secret information to the other Party, without breaching the terms of any agreement with a Third Party.

“Convertible Note” shall have the meaning set out in Section 6.1(b).

“Cover” means, with respect to a claim of any Patent Rights in reference to a specified invention or technology, reading on, or literally encompassing such invention or technology under principles of applicable patent law, whether generically or specifically.

“Date of Delivery” shall have the meaning set out in Section 2.2(b).

“Develop” means, in reference to a Compound or Product, performing any Pre-Phase I research or development, clinical trials (including Phase I Studies, Phase II Studies, Phase III Studies, and post-marketing studies), and other activities to study a Compound or Product and develop it toward approval, and to maintain approval, for Commercialization of the Product in the Field, including toxicology and ADME tests, analytical method development, stability testing, process development and improvement, process validation, process scale-up, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, pre- and post-approval clinical studies or trials, regulatory affairs, and regulatory activities.

“Development Plan” means the written plan of activities to be performed by or on behalf of Company hereunder to Develop any Licensed Product for use in the Field, as such plan may be supplemented or otherwise amended from time to time.

“Development Program” means the activities conducted by or on behalf of Company after the Effective Date in Developing any Compound or Products for use in the Field.

“Development Program Invention” means an invention (whether or not patentable) arising in the Development Program directly from any Development activities performed by or on behalf of Company hereunder, including any invention made in the Development Program pertaining to the Manufacture, administration, delivery, dosing, or use in the Field of any Compound or Product.

“Development Program IP” means the Development Program Know-How and Development Program Patent Rights, collectively.

Execution Copy

“Development Program Know-How” means any and all Know-How generated or developed in the Development Program, which Know-How is necessary or reasonably useful to Develop, Manufacture, use, import, offer for sale, sell, or otherwise Commercialize any Compound or Product in the Field and in the Territory, including for purposes of illustration: any Development Program Inventions; clinical trial data, non-clinical data or other information relating to any form of any Compound or Product, any method of using any Compound or Product in the Field, any method of Manufacturing, or delivering any Compound or Product, the use of any Compound in any Combination Product, any companion diagnostic for use in Developing or Commercializing a Product in the Field, any method of testing, or characterizing any Compound or Product; and any data and other information contained in any regulatory filings relating to any Compound or Product.

“Development Program Patent Right” means any Patent Right filed after the Effective Date, and Controlled by Company, that includes (as filed or at any other time during its pendency in a Patent Office) any claim Covering any Development Program Invention and is necessary or reasonably useful to Develop, Manufacture, use, import, offer for sale, sell, or otherwise Commercialize any Compound or Product in the Field and in the Territory. For purposes of illustration, Development Program Patent Rights may include one or more claims Covering any Compound or Product form, any method of using any Compound or Product in the Field, any method of Manufacturing, or delivering any Compound or Product, the use of any Compound in any Combination Product (excluding, for the avoidance of doubt, Patent Rights directed to other active ingredients alone), or any companion diagnostic for use in Commercializing any Product in the Field.

“Dispute” means any dispute, claim, or controversy arising from or regarding this Agreement, including the interpretation, application, breach, termination or validity of any provision hereof.

“EMA” means the European Medicines Agency and any successor thereto.

“Excluded Claim” means a dispute, controversy or claim that concerns (i) the validity, enforceability or infringement of a patent, trademark or copyright; or (ii) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

“Exercise Notice” shall have the meaning set out in Section 2.2(c).

“Existing Third Party Agreements” means the agreements between Janssen or an Affiliate and a Third Party that are listed in Exhibit 5, as such agreements and Exhibit may be amended from time to time, subject to Section 11.3(a). For clarity, the Existing Third Party Agreements exclude the […***…] License.

“Export Control Laws” shall mean all applicable U.S. laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including, but not limited to, the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the Trading with

***Confidential Treatment Requested

Execution Copy

the Enemy Act, 50 U.S.C. §§ 1 et. seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986 (as amended).

“FCPA” shall mean the U.S. Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1, et. seq.) as amended.

“FDA” means the United States Food and Drug Administration and any successor thereto.

“Field” means the treatment, prevention, palliation or diagnosis of any human oncology diseases, disorders or medical conditions, […***…].

“First Commercial Sale” means the first arm’s length sale of a Product in a country in the Territory by Company or any Company Sublicensee to a Third Party following receipt of Marketing Authorization in such country, if such Marketing Authorization is required. For clarity, a sale by Company or Company Sublicensee to a wholesaler shall be considered a commercial sale.

“Generic Product” shall have the meaning set out in Section 6.3(c)(ii).

“Good Clinical Practice” or “GCP” means the then-current good clinical practice standards applicable to the clinical Development of a Compound or Product under Applicable Law, including ICH guidelines.

“Good Laboratory Practice” or “GLP” means the then-current good laboratory practice standards applicable to the Development of a Compound or Product under Applicable Law, including 21 C.F.R. Part 58.

“Good Manufacturing Practice” or “GMP” means the then-current good manufacturing practice standards applicable to the Manufacturing of a Compound or Product under Applicable Law, including 21 C.F.R. parts 210 and 211 and all applicable FDA rules, regulations, orders and guidances.

“IND” means an investigational new drug application filed with the FDA or the corresponding application filed with the Regulatory Authority in any other country, for authorization to proceed with the clinical investigation of a Product in any country or group of countries, as defined in the Applicable Laws.

“Indemnified Losses” has the meaning set out in Section 12.1.

“Indemnified Party” has the meaning set out in Section 12.3(a).

“Indemnifying Party” has the meaning set out in Section 12.3(a).

“Indication” means a specific therapeutic or prophylactic application or use in the Field for which a Compound or Product is being Developed in the Development Program. For the

***Confidential Treatment Requested

Execution Copy

avoidance of doubt, the Parties acknowledge that there may be more than one Indication for any given histology or tumor type, such as for front-line treatment, relapsed refractory treatment, and maintenance treatment of the same tumor type.

“Janssen Indemnified Party” shall have the meaning set out in Section 12.1.

“Janssen IP” means the Janssen Patent Rights and Janssen Know-How.

“Janssen Know-How” means all Know-How Controlled by Janssen or any of its Affiliates as of the Effective Date that is specific to any Compound or Product and contained in the records identified in Exhibit 3, as such Exhibit may be amended from time to time, including such Know-How pertaining to: processes; techniques; toxicological, pharmacological, clinical, and chemical data; specifications; medical uses; adverse reactions; and manufacture and quality control methods.

“Janssen Patent Rights” means all Patent Rights Controlled by Janssen or any of its Affiliates identified in Exhibit 2(A) and Exhibit 2(B), and any Patent Rights related thereto Controlled by Janssen or any of its Affiliates that are filed or issued after the Effective Date.

“Janssen TM Rights” means the Trademark Rights Controlled by Janssen or any of its Affiliates identified in Exhibit 4, and any Trademark Rights related thereto Controlled by Janssen or any of its Affiliates that are filed or registered after the Effective Date.

“JJDC” shall have the meaning set out in Section 6.1(b).

“Joint Development Committee” or “JDC” means a joint committee established by the Parties pursuant to Section 3.3 to monitor and discuss Development of Product hereunder.

“Know-How” means all technical information, know-how and data, including: inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formulae, expertise and information, relevant to the development, manufacture, use or sale of and/or which may be useful in studying, testing, developing, producing or formulating products, or intermediates for the synthesis thereof.

“MAA” means an application for the authorization for marketing of a Product in any country or group of countries outside the United States, and all supplements, including all documents, data and other information concerning the Product, as defined in the Applicable Laws and filed with the Regulatory Authority of a given country or group of countries.

Execution Copy

“Major Market Country” means each of the following countries: […***…].

“Manufacturing” means, in reference to a Compound or Product, performing any activities to manufacture the Compound or Product into final form for end use in the Field, including producing intermediates or building blocks used to manufacture the Compound of the Product, manufacturing such intermediates or building blocks into Compound (e.g., in bulk form), formulating the Compound into Product in finished dosage form, filling, finishing, packaging, labeling, performing quality assurance testing and release, and shipping and storing the packaged Product.

“Marketing Authorization” means the grant of any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use and sale of a Product in a regulatory jurisdiction, including where required, pricing and reimbursement approvals.

“NDA” means a new drug application and all supplements filed with the FDA, including all documents, data and other information concerning a Product which are necessary for, or included in, a Marketing Authorization to use, sell, supply and market the Product in the United States.

“Net Sales” means the gross amounts invoiced on sales, or gross operating revenues earned for other commercial dispositions, of a Product by Company or any Company Sublicensee to a Third Party purchaser that is not a Company Sublicensee in an arms-length transaction, less the following customary deductions, determined in accordance with Accounting Standards, to the extent specifically and solely allocated to such Product and actually taken, paid, accrued, allowed, included or allocated based on good faith estimates in the gross sales prices with respect to such sales (and consistently applied as set forth below):

(a) normal and customary trade, cash and/or quantity discounts, allowances, and credits allowed or paid, in the form of deductions actually allowed or fees actually paid with respect to sales of such Product (to the extent not already reflected in the amount invoiced) excluding commissions for commercialization;

(b) excise taxes, use taxes, tariffs, sales taxes and customs duties, and/or other government charges imposed on the sale of Product to the extent included in the price and separately itemized on the invoice price (but specifically excluding, for clarity, any income taxes assessed against the income arising from such sale) (including VAT, but only to the extent that such VAT taxes are not reimbursable or refundable);

(c) outbound freight, shipment and insurance costs to the extent included in the price and separately itemized on the invoice price;

***Confidential Treatment Requested

Execution Copy

(d) compulsory payments and cash rebates related to the sales of such Product paid to a governmental authority (or agent thereof) pursuant to Applicable Laws by reason of any national or local health insurance program or similar program, to the extent allowed and taken; including government levied fees as a result of healthcare reform policies;

(e) retroactive price reductions, credits or allowances actually granted upon rejections or returns of Product, including for recalls or damaged good and billing errors; and

(f) rebates, chargebacks, and discounts (or equivalent thereof) actually granted to managed health care organizations, pharmacy benefit managers (or equivalent thereof), federal, state/provincial, local or other governments, or their agencies or purchasers, reimbursers, or trade customers.

All aforementioned deductions shall only be allowable to the extent they are commercially reasonable and shall be determined, on a country-by-country basis, as incurred in the ordinary course of business in type and amount consistent with Company’s or the Company Sublicensee’s (as the case may be) business practices consistently applied across its product lines and in accordance with Accounting Standards and verifiable based on its sales reporting system. All such discounts, allowances, credits, rebates, and other deductions shall be fairly and equitably allocated to Product and other products of Company or the Company Sublicensee such that Product does not bear a disproportionate portion of such deductions.

In the event Product is sold as a Combination Product and the Third Party customer receives a specific discount for such “bundling” of products (for clarity, this situation describes bundling of two or more separate products, each in finished dosage form, and not a fixed combination of two active pharmaceutical ingredients), the Net Sales of such Combination Product, for the purposes of determining royalty payments due hereunder, shall be determined by multiplying the relevant Net Sales by the fraction A/(A+B), where A is the weighted (by sales volume) average sale price in a particular country of the Product in the previous calendar year when sold separately and B is the weighted average sale price in that country in the previous calendar year of the other product sold separately. In the event that such average sale price cannot be determined for either the Product or the other product it has been sold with, in combination, (1) for purposes of determining any royalties due hereunder, the bundling discount granted shall be considered as having been granted in its entirety with respect to the other product only and shall not be applied to the sales of any Product or (2) Net Sales for purposes of determining royalties due shall be multiplied by an adjustment factor which will be the fraction equal to one divided by the number of active ingredients in such Combination Product.

“Non-Breaching Party” shall have the meaning set out in Section 14.2.

“Other Licensee” means any other Third Party identified in a notice by Janssen to Company as having been granted licensee rights to develop and commercialize Compounds or Products outside of the Field.

“Paragraph IV Certification” shall have the meaning set forth in Section 8.3(a).

Execution Copy

“Patent Expenses” means the actual out-of-pocket fees, expenses and disbursements (including payments made to Third Party agents) paid by a Party to any Third Party such as its outside patent counsel or agent, or any Patent Offices, in connection with the Prosecution of particular Patent Rights, including the costs of patent interference and opposition proceedings, reissues, and reexaminations.

“Patent Office” means the United States Patent and Trademark Office, European Patent Office, or other government agency or office responsible for the examination of patent applications or granting of patents in a country, region, or supra-national jurisdiction.

“Patent Rights” means, with respect to a particular invention, any and all original (priority-establishing) patents and patent applications filed anywhere in the world including any claim covering the invention, including provisional and nonprovisional applications, and all related applications thereafter filed including any claim covering such invention or including a common priority right, including any continuations, continuations-in-part, divisional and substitute applications, any patents issued or granted from any such patent applications, and any reissues, renewals, reexaminations, extensions (including by virtue of any supplementary protection certificates) of any such patents, and any confirmation patents, inventor’s certificates or registration patents or patents of addition based on any such patents, and all foreign counterparts or equivalents in any country or jurisdiction of any of the foregoing.

“Patent Term Extension” means an extension of the term of any issued patent, or a right of protection equivalent to such an extension, granted under the U.S. Drug Price Competition and Patent Term Restoration Act of 1984, the Supplementary Certificate of Protection of the member states of the European Union, or another similar law or regulation in any other country or jurisdiction. For clarity, a pediatric extension extending the term of any patent shall not be deemed a Patent Term Extension.

“Phase I Study” means a study in humans which provides for the first introduction into humans of a product, conducted in normal volunteers or patients to generate information on product safety, tolerability, pharmacological activity or pharmacokinetics, as more fully defined in Federal Regulation 21 C.F.R. §312.21(a) and its foreign equivalents.

“Phase II Study” means a study in humans of the safety, dose ranging and efficacy of a Product, which is prospectively designed to generate sufficient data (if successful) to commence a Phase III Study or to file for 21 C.F.R. Subpart H accelerated approval, as further defined in Federal Regulation 21 C.F.R. §312.21(b) and its foreign equivalents.

“Phase III Study” means a pivotal study in humans of the efficacy and safety of a Product, which is prospectively designed to demonstrate statistically whether such product is effective and safe for use in a particular indication in a manner sufficient to file an NDA or MAA to obtain regulatory approval to market the product, as further defined in Federal Regulation 21 C.F.R. §312.21(c) and its foreign equivalents.

“POC Data Package” means a package of materials comprising copies of written reports providing all raw data (excluding, for the avoidance of doubt, any private patient data or any

Execution Copy

other information that cannot be provided under Applicable Law) from the POC Trial in Company’s possession and Control and other information, including summaries, analyses, findings, conclusions and other results from the POC Trial in Company’s possession and Control that is reasonably required for Janssen to make a decision about exercising the ROFN.

“POC Trial” means a Phase II Study of the Compound tipifarnib in HRAS mutant patients in the Field, as more fully described in the Development Plan.

“Pre-Phase I” means the initial portion of a development program prior to initiation of a Phase I Study, which starts with the selection of a compound and includes initiation of GMP scale-up activities and GLP toxicological studies. For illustrative purposes, Pre-Phase I development activities typically include toxicological (full-scale GLP toxicology for obtaining approval from a Regulatory Authority to administer Product to humans in clinical trials), pharmacological and any other studies required for filing an IND, as well as Product formulation and manufacturing development necessary to obtain the permission of Regulatory Authorities to begin a Phase I Study.

“Product” means any preparation, kit, article of manufacture, composition of matter, material, formulation, dosage or administration form, or product containing or comprising a Compound, alone or together with one or more active or inactive ingredients.

“Prosecuting” means, with regard to specified Patent Rights, preparing, filing, prosecuting, maintaining, and defending such Patent Rights in Patent Office proceedings or appeals therefrom, including with respect to any reexamination, reissue, interference, revocation, invalidation, protest, or opposition proceedings. For the avoidance of doubt, “Prosecuting” excludes any infringement suits or other legal proceedings to enforce the specified Patent Rights, regardless of whether or not such proceedings also involve the defense of the Patent Rights in suit.

“Regulatory Authority” means a federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, manufacture, use, storage, import, promotion, marketing or sale of a pharmaceutical product in a country or territory, including the FDA and the EMA.

“Regulatory Exclusivity” means a right granted by a Regulatory Authority in a country with respect to a Product affording the ability to preclude a Third Party from commercializing a product that could compete with such Product in such country, either through data exclusivity rights, new chemical entity designation, orphan drug designation, or such other rights conferred by a Regulatory Authority in such country, other than through Patent Rights.

“Regulatory Filing” means any documentation comprising or relating to or supporting any filing or application with any Regulatory Authority with respect to a Compound or Product, or its use or potential or investigative use in humans, including any documents submitted to any Regulatory Authority and all supporting data, including INDs, supportive documents enabling a clinical program, NDAs and MAAs, and all correspondence with any Regulatory Authority with respect to any Compound or Product (including minutes of any meetings, telephone conferences or discussions with any Regulatory Authority).

Execution Copy

“Reverted Products” shall have the meaning set out in Section 14.2(a).

“ROFN” shall have the meaning set forth in Section 2.2(a).

“ROFN Term” shall have the meaning set forth in Section 2.2(a).

“Royalty Term” shall have the meaning set forth in Section 8.2.

“Senior Officers” means the designated senior representative of Janssen and the Chief Executive Officer of Company.

“Supply Costs” shall have the meaning set out in Section 4.6(b).

“Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments, or fees of any nature (including any interest thereon).

“Term” shall have the meaning set forth in Section 13.1.

“Territory” means the entire world.

“Third Party” means any entity other than Janssen or Company or an Affiliate of Janssen or Company.

“Third Party Infringement” shall have the meaning set forth in Section 8.3(a).

“Third Party Sublicense” shall have the meaning set forth in Section 6.2(d).

“Trademark Rights” means all registered and unregistered trademarks (including all common law rights thereto), service marks, trade names, brand names, logos, taglines, slogans, certification marks, internet domain names, trade dress, corporate names, business names and other indicia of origin, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions, and renewals thereof throughout the world, and all rights therein provided by international treaties and conventions.

“United States” or “U.S.” means the United States of America and its territories and possessions.

“[…***…] License” means the Non-Exclusive License Agreement between […***…] and Janssen Pharmaceutica NV dated as of […***…].

“Valid Claim” means, with respect to referenced Patent Rights, (a) a published and pending claim of a patent application that is included in the Patent Rights […***…] for such claim and […***…] or […***…], or (b) […***…] included in the Patent Rights in any country that (i) […***…];

***Confidential Treatment Requested

Execution Copy

(ii) has not […***…]; (iii) has not been […***…], or […***…], has been […***…]; and (iv) has not been […***…] or not […***…] in such country from which […***…].

“ZARNESTRA Mark” means the trademark “ZARNESTRA”.

1.2 Interpretations. In this Agreement, unless the context requires otherwise:

(a) the headings are included for convenience only and shall not affect its construction;

(b) references to “persons” includes individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;

(c) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(d) the words “comprise”, “comprising”, “contain”, “containing”, “include” and “including” are used in their open, non-limiting form, and shall be understood to include the words “without limitation” even if not expressly stated;

(e) a Party includes its permitted assignees and/or the respective successors in title to substantially the whole of its undertaking;

(f) any reference to a specified enactment, statute, regulation, or other provision of any Applicable Law is a reference to it as it may have been, or may from time to time be amended, modified, consolidated or re-enacted at the relevant time;

(g) all references to “dollars” or “$” shall mean United States dollars; and

(h) the Exhibits and other attachments form part of the operative provisions of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the recitals and the Exhibits and attachments. In the event of any inconsistency between the Exhibits and the terms of the body of this Agreement, the terms of the body of this Agreement shall prevail.

2. GRANT OF RIGHTS

2.1 Grant of Commercial License to Company.

(a) Under Janssen IP. Subject to the terms and conditions of this Agreement (including Article 6), Janssen hereby grants to Company an exclusive (even as to Janssen and its Affiliates, subject to the ROFN pursuant to Section 2.2), sublicensable (subject to Sections 2.2 and 2.4), license during the Term, under the Janssen IP, to Develop, use, offer for sale, sell, and otherwise Commercialize Compounds and Products in the Field throughout the Territory, and to

***Confidential Treatment Requested

Execution Copy

make, have made, use, and import Compounds and Products throughout the Territory for such purposes.

(b) Under ZARNESTRA® Trademark. Subject to the terms and conditions of this Agreement (including Article 6), Janssen hereby grants to Company an exclusive (even as to Janssen and its Affiliates, subject to the ROFN pursuant to Section 2.2), sublicensable (subject to Sections 2.2 and 2.4), license during the Term, under the Janssen TM Rights, to use the ZARNESTRA Mark and the goodwill pertaining thereto throughout the Territory in the Field, solely in connection with the exercise of Company’s license under Section 2.1(a) (including use on labeling, package inserts, monographs, packaging materials, promotional materials, and marketing material). Janssen will not grant any Third Party a license under the Janssen TM Rights to use the ZARNESTRA Mark and the goodwill pertaining thereto in connection with the Commercialization of any Product.

(c) Option for Sublicense under […***…] License. Janssen, upon authorization by the […***…], grants Company an exclusive option, exercisable by notice from Company to Janssen at any time hereunder during the term of the […***…] License, to be granted authorization or a non-exclusive sublicense, under the Patent Rights then Controlled by Janssen under the […***…] License, solely for purposes of exercising any rights granted to Company under Section 2.1(a) above, provided that Company agrees to and shall assume all responsibility for making all payments that become due to Janssen’s licensor under the […***…] License on account of any activities by Company or any Company Sublicensees in exercise of its sublicense rights under the […***…] License. Promptly after Company exercises such option, the Parties shall negotiate and execute a written sublicense agreement documenting the grant of sublicense rights under the […***…] License to Company and Company’s payment obligations as provided above. For clarification, this Section 2.1(c) does not limit Janssen’s right to grant to any Third Party an option to be granted authorization or a non-exclusive sublicense under the Patent Rights then Controlled by Janssen under the […***…] License solely for purposes other than exercising the rights granted to Company under Section 2.1(a) above.

2.2 Right of First Negotiation.

(a) ROFN Grant. Subject to the terms and conditions of this Agreement, Company hereby grants to Janssen a first right to negotiate, during the ROFN Term, for an exclusive license back from Company, under the Development Program IP and the Janssen IP and Janssen TM Rights, to Develop and Commercialize Compounds and Products in the Field in any or all countries of the Territory on commercially reasonable terms to be negotiated in good faith by the Parties and that reasonably reflect Company’s further Development of Compounds and Products (the “ROFN”). Janssen may exercise the ROFN at any time during the sixty (60) -day period following the Date of Delivery by Company to Janssen of the POC Data Package or such longer or shorter period agreed in writing by the Parties (the “ROFN Term”). For the avoidance of doubt, until expiration of the ROFN Term, without Janssen’s exercise of the Option, Company shall not grant any Third Party any right to Develop (except as a subcontractor on Company’s behalf) or Commercialize any Compounds in the Field. If a POC Trial is not initiated or completed within a reasonable time after the Effective Date, then upon a Party’s request to the other, the Parties shall confer and attempt to negotiate a redefinition of the ROFN

***Confidential Treatment Requested

Execution Copy

Term that is reasonable in light of the circumstances. For clarity, nothing in this Section 2.2 shall prohibit Company from negotiating and completing any transaction for the sale of all or substantially all of its business or assets (whether by merger, sale of stock, sale of assets, or otherwise), provided that any successor in interest to Company would remain subject to all obligations of Company hereunder, including the ROFN.

(b) Delivery of POC Data Package. Following completion of the POC Trial of a Product under the Development Plan, Company will provide Janssen with the POC Data Package. If, within […***…] days after the date Company first provides the POC Data Package to Janssen, Janssen provides written notice to Company requesting additional information that would reasonably be expected to be included in the POC Data Package, then Company shall use Commercially Reasonable Efforts to provide Janssen such requested additional information. The date that Company initially provides the POC Data Package or, if Janssen requests additional information in accordance with this Section 2.2(b), the date that Company provides additional information for inclusion in the POC Data Package or advises Janssen in writing that such additional information cannot be provided after using Commercially Reasonable Efforts, as applicable, shall be the “Date of Delivery” of the POC Data Package.

(c) Exercise of ROFN. Subject to the terms and conditions of this Agreement, Janssen may exercise the ROFN at any time during the ROFN Term by sending written notice of such exercise (“Exercise Notice”) to Company.

(d) Effect of Expiration or Termination of ROFN. If Janssen does not exercise the ROFN during the ROFN Term by providing an Exercise Notice to Company, then the ROFN shall terminate and Company shall be free to grant rights to Compounds and Products in the Field to one or more Third Parties. If Janssen exercises the ROFN during the ROFN Term by providing an Exercise Notice to Company, the Parties will negotiate in good faith to enter into a definitive license agreement within […***…] days after the Exercise Notice (as may be extended or shortened by written agreement of the Parties, the “Negotiation Period”). If Janssen gives Company an Exercise Notice during the ROFN Term but the Parties do not enter into a definitive license agreement during the Negotiation Period, then the obligations to negotiate a definitive license agreement shall terminate and Company shall be free to grant rights to Compounds and Products in the Field to one or more Third Parties, provided that during the […***…] month period following the last date of the Negotiation Period, Company shall not enter into any agreement granting any Third Party any such rights on financial terms that, overall, are more favorable to the Third Party than those last offered by Janssen to Company during the Negotiation Period.

2.3 Reservation of Rights. Subject to the ROFN and to the licenses and sublicenses that are or may be granted to each Party pursuant to Section 2.1 and/or 2.2 and the other terms and conditions of this Agreement, (i) Janssen retains all rights under the Janssen IP and Janssen TM Rights that are not expressly licensed to Company hereunder, including with respect to: (a) chemical compounds, other than Compounds, that are Covered by any claim of the Janssen Patent Rights; or (b) applications of Compounds and Products outside the Field, and Company agrees not to practice either any Know-How within the Janssen IP that is Janssen’s Confidential Information subject to the confidentiality obligations and restrictions on use under Article 9 or

***Confidential Treatment Requested

Execution Copy

any inventions that are Covered by any Valid Claims of the Janssen Patent Rights, except pursuant to the licenses expressly granted to Company in this Agreement and (ii) Company retains all rights under the Janssen IP that are not expressly sublicensed or licensed to Janssen pursuant to the exercise of the ROFN and to the Development Program IP that are not expressly licensed to Janssen pursuant to the exercise of the ROFN or as provided in Section 14.2(b), and Janssen agrees not to practice either any Development Program Know-How that is Company’s Confidential Information subject to the confidentiality obligations and restrictions on use under Article 9 or any inventions that are Covered by any Valid Claims of the Development Program Patent Rights, except pursuant to the licenses expressly granted to Janssen as contemplated by this Agreement. No right or license under any Patent Rights or Know-How of either Party is granted or shall be granted by implication. All rights or licenses under a Party’s intellectual property rights are or shall be granted only as expressly provided in the terms of this Agreement or any other written agreement between the Parties.

2.4 Sublicenses. Upon expiration of the ROFN Term or, if the ROFN has been exercised during the ROFN Term, expiration of the Negotiation Period pursuant to Section 2.2 above, Company shall have the right to grant sublicenses of the rights granted to it under Section 2.1 of this Agreement to its Affiliates and to Third Parties, provided that:

(a) any sublicense agreement (it being acknowledged that the grant of limited rights to use materials under materials transfer agreements, contract research agreements and clinical trial agreements is not considered a sublicense for this purpose) shall be in writing and, with the exception of the financial terms, be on substantially the same terms as this Agreement;

(b) any such sublicense agreement shall provide for the termination of the sublicense upon termination of this Agreement, except that any such sublicense to a Third Party shall not terminate upon termination of this Agreement but instead shall remain in full force and effect if the sublicensee is not then in material breach of its sublicense agreement and such sublicensee provides to Janssen within […***…] days after termination of this Agreement a written agreement to be bound as licensee under the terms and conditions of this Agreement as to a field within the Field and a territory within the Territory in which such sublicensee has been granted rights under its sublicense agreement; and

(c) Company shall be liable for all acts or omissions of its sublicensees and shall at all times, and at its own cost, enforce compliance by the sublicensee with the terms of the sublicense agreement.

2.5 Subcontracting. Company may subcontract the performance of Development, Manufacturing and Commercialization activities with respect to Compounds and Products to Affiliates or Third Parties at its discretion.

3. ALLIANCE MANAGEMENT

3.1 General. Except as may otherwise be expressly provided herein or as provided in any definitive agreement entered into by the Parties pursuant to Section 2.2, the Parties

***Confidential Treatment Requested

Execution Copy

acknowledge and agree that Company is undertaking the responsibility for performance of the Development Program.

3.2 Alliance Managers. Within […***…] days after the Effective Date, each Party will appoint a representative having a general understanding of pharmaceutical development and commercialization issues (“Alliance Manager”). The Alliance Managers will be primarily responsible for facilitating the flow of information and otherwise promoting routine communications between the Parties hereunder with regard to the Development Program. Each Party may replace its Alliance Manager on written notice to the other Party.

3.3 Joint Development Committee.

(a) Establishment of JDC. Promptly after the Effective Date, the Parties shall establish a Joint Development Committee, composed of the Alliance Managers and […***…] additional representatives from Company and […***…] additional representatives from Janssen as its members. Each Party will designate by written notice its initial members to serve on the JDC. Each Party may replace its representatives on the JDC by written notice to the other Party.

(b) JDC Responsibilities. The JDC, which will have no decision-making authority, will monitor the activities of Company in the Development Program and serve as a forum for reviewing Company’ progress and results of the Development Program.

(c) JDC Meetings. The JDC shall meet at least semi-annually through completion of the POC Trial and at such other times as the Parties may agree. The first meeting of the JDC shall be held as soon as reasonably practicable following the Effective Date. Meetings shall be held at such place or places as are mutually agreed or by teleconference or videoconference, provided that at least one representative of Janssen and one representative of Company are present at any JDC meeting. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives on the JDC, to attend JDC meetings on an ad hoc basis. The JDC meetings will be chaired by Company. The chairperson shall set agendas for JDC meetings in advance. Company will be responsible for recording, preparing and, within a reasonable time, issuing draft minutes of each JDC meeting to each Party’s Alliance Manager for review, who upon their approval shall issue final minutes to the Parties.

(d) Expenses. Each Party shall bear all its own costs, including expenses incurred by its JDC members or by any additional non-member participants of such Party in connection with their attendance at JDC meetings and other activities related to the JDC.

(e) POC Trial Design Input. Promptly after […***…], Company shall use Commercially Reasonable Efforts to provide the JDC with Company’s initial Development Plan, which shall include a description of the clinical study design for the POC Trial. Company may supplement and amend the Development Plan and shall use Commercially Reasonable Efforts to provide the JDC with any such supplement or amendment. The Development Plan, and any supplements or amendments thereto, shall be discussed at a JDC meeting, and Company shall reasonably consider the input from discussions at JDC meetings

***Confidential Treatment Requested

Execution Copy

regarding the design of the POC Trial and any other plans for any Phase II Study or Phase III Study of any Compound or Product in the Development Program.

(f) Review of Plans and Results. In advance of each JDC meeting, Company will provide the JDC representatives with a summary regarding the Development activities performed by or on behalf of Company since the last JDC meeting (if any), including a description of data, results, and other information generated in, and any activities planned for, Developing any Compounds or Products. Without limiting the generality of the foregoing, such summaries shall include (a) the status and results of any Development activities, including, non-clinical and/or preclinical studies and activities (including toxicology and pharmacokinetic studies); and (b) the Regulatory Filings and Marketing Authorization applications with respect to any Compound and Product that Company or any Company Sublicensee has filed, sought, or obtained.

(g) No Authority to Modify Agreement. For the avoidance of doubt, the JDC shall have no authority to modify any provision set forth in the body or in any Exhibit of this Agreement, including any payment conditions or terms, periods for performance, or obligations of the Parties as set forth in this Agreement, which may be modified only by written agreement of the Parties.

(h) Disbanding of the JDC. Upon expiration of the ROFN Term or, if the ROFN has been exercised during the ROFN Term, expiration of the Negotiation Period, the JDC shall be disbanded.

4. DEVELOPMENT PROGRAM

4.1 Responsibility; Diligence. Company (directly and through Company Sublicensees) will be responsible, at its own expense, for further Development of Compounds and Products in the Field in the Territory. Company (directly and through Company Sublicensees) shall use Commercially Reasonable Efforts to Develop […***…] through Marketing Authorization in […***…]. For the avoidance of doubt, the foregoing diligence requirement shall not be construed so as to necessitate that Company seek Marketing Authorization in all […***…] simultaneously.

4.2 Records. Company shall, and shall require its subcontractors to, maintain in accordance with Applicable Law complete and accurate records in segregated laboratory notebooks of all work conducted in furtherance of the Development of Compounds and Products, including all raw data, observations, conclusions, and analyses. Such records shall be complete and accurate and shall fully and properly reflect all work done and results achieved in sufficient detail and in a manner appropriate for patent and regulatory purposes.

4.3 Use of Animals. In conducting any Development Program activities involving any animals, (i) the animals shall be provided with humane care and treatment in accordance with current generally accepted veterinary practice, and (ii) in accordance with Janssen’s Guidelines on the Care & Use of Laboratory Research Animals appended to this Agreement as Exhibit 6.

***Confidential Treatment Requested

Execution Copy

4.4 Standards for Conduct. Company shall use Commercially Reasonable Efforts to execute and to perform, or cause to be performed, Development activities with Compounds and Products in in good scientific manner and in compliance with Applicable Law, Good Clinical Practice, and Good Laboratory Practice.

4.5 Development Reports. Following the disbanding of the JDC, Company shall submit to Janssen […***…] written progress reports by […***…] of the Term covering Company’s (and Company Sublicensees’) activities related to the Development of each Product in the Field in the Territory, the status of obtaining Marketing Authorization, and other activities undertaken in order to meet the diligence requirement set forth in Section 4.1, until First Commercial Sale of such Product in the Field in the United States, which reports will be again required if, and for so long as, all sales of such Product are suspended or discontinued in all countries during the Term. Upon Janssen’s reasonable request, Company shall supplement any such Development progress report with other information in its possession that is pertinent to the Development efforts with respect to Products in the Field in the Territory for as long as the respective diligence obligation under Section 4.1 applies. For the avoidance of doubt, all information contained in such reports shall be deemed Company’s Confidential Information.

4.6 Drug Supply for Development.

(a) Responsibility. Following the Effective Date, Company will be solely responsible, itself and through its Affiliates and sublicensees at their own expense, for Manufacturing or having Manufactured Compound and Product for Development purposes, including for producing clinical supplies. The Manufacturing of supplies of Compound and Product for human use shall be performed in accordance with Applicable Law and Good Manufacturing Practice.

(b) Supply from Janssen’s Inventory. Notwithstanding the foregoing, if Company wishes to acquire all quantities of Compound or Product along with the intermediate T1994 used in the synthesis of a certain Compound (“Existing Supply”) from Janssen’s existing supply, including for purposes of Kura supplying patients in accordance with Section 4.6(c) below, Company will notify Janssen within […***…] days of the Effective Date, and Janssen will thereafter ship promptly to Company or its designee, […***…] related to the Existing Supply […***…] (“Supply Costs”), such available Existing Supply, which is provided to Company “AS IS” except for confirmation that such Existing Supply is being provided […***…]. Company agrees to pay the Supply Costs. Upon receipt of such Existing Supply, the Supply Costs shall be due from Company and payable within […***…] days of Company receipt of an invoice from Janssen. Company acknowledges that any such supply of EXISTING SUPPLY is without any representations or warranties except as expressly provided in this Section 4.6(b), including any warranty of merchantability or fitness for a particular purpose. Company further acknowledges that, if Company doesn’t notify Janssen within […***…] days of the Effective Date to acquire Existing Supply held by Janssen, Janssen may elect to supply Third Parties with Existing Supply

***Confidential Treatment Requested

Execution Copy

existing as of the Effective Date, and that there is no guarantee that there will be any amount available at any given time for transfer to Company under this Section 4.6(b).

(c) Supply to Existing Patients. Notwithstanding Section 4.6(b), Company acknowledges that there are ongoing clinical trials under certain agreements, and a certain number of patients continue to receive Compound pursuant thereto or thereafter for compassionate use purposes. Company agrees that it shall assume the responsibility to continue to supply of Compound to such patients under such purposes or allow Janssen retain supply to supply such patients under such purposes. Company shall notify Janssen within […***…] days from the Effective Date whether or not it will allow Janssen to supply such patients for such purposes.

4.7 Know-How Transfer and Assistance. Janssen shall transfer, at Company’s expense, to Company or its designee, copies of the Janssen Know-How documentation listed in Exhibit 3 (including any updates thereto) (which shall be treated as Janssen’s Confidential Information, with respect to Janssen Know-How and during the Term of this Agreement, and Company’s Confidential Information too), including that relating to Development and Manufacture of the Compound and Product as used by or on behalf of Janssen or its Affiliates in any clinical or non-clinical studies, and shall complete shipment (in one shipment or on a rolling basis) of all Janssen Know-How within Janssen’s or its Affiliates’ possession during the period running […***…] days from the Effective Date and use Commercially Reasonable Efforts to transfer any other Janssen Know-How within a reasonable timeframe. Janssen will prioritize for shipment copies of Regulatory Filings within the Janssen Know-How documentation. For the period running […***…] days after Company’s receipt of the copies of the Janssen Know-How and for no more than a cumulative of […***…] hours, Janssen will provide reasonable assistance requested by Company to facilitate its understanding of the Janssen Know-How by making one representative of Janssen reasonably available for meetings or teleconferences and e-mail communications regarding the content of the Janssen Know-How documentation. In addition, if Janssen determines that it or its Affiliate has the right to assign or otherwise transfer under Applicable Law and any Existing Third Party Agreements, Janssen will itself or through its Affiliates as appropriate, assign or otherwise transfer to Company (considering, e.g., Applicable Law), any Regulatory Filings pertaining to the Compound tipifarnib relevant to its use in the Field that are held by Janssen or any of its Affiliates, or, if Janssen determines that it or its Affiliate does not have the right to assign or otherwise transfer any Regulatory Filings pertaining to the Compound tipifarnib relevant to its use in the Field, provide Company with a right of cross-reference or access to any such Regulatory Filings, with the right to grant Company Sublicensees and Third Parties performing Development or Manufacturing activities on behalf of Company or Company Sublicensees the further right of cross-reference or access to such Regulatory Filings, as appropriate. Janssen and its Affiliates will not assign or otherwise transfer any Regulatory Filings pertaining to any Compound relevant to its use in the Field that are held by Janssen or any of its Affiliates to any Other Licensee. To the extent Regulatory Filings are assigned or otherwise transferred to Company, Company (directly or through Company Sublicensees) shall provide Janssen or its Affiliates with a right of cross-reference or access to any such Regulatory Filings to the extent Janssen or any of its Affiliates develops Compounds outside the Field and will grant to any Other Licensee a right of

***Confidential Treatment Requested

Execution Copy

cross-reference or access to any such Regulatory Filings for purposes outside the Field, as appropriate. For clarity, Janssen is not obligated to provide any other assistance beyond that which is set forth in Section 4.7, except as may be agreed upon by the Parties in a separate written service agreement.

4.8 Regulatory Submissions. Company (directly or through its Company Sublicensees) shall be responsible for submitting (or having submitted) all Regulatory Filings after the Effective Date, for maintaining a safety database, and for obtaining and maintaining all Marketing Authorizations for Products in the Field. Company (directly or through Company Sublicensees) shall use Commercially Reasonable Efforts to coordinate with Janssen or with any Other Licensee as necessary to compile, maintain, and report adverse event and other relevant safety data from use of Compounds and Products as required by Applicable Laws. Janssen agrees to include in any license agreement with an Other Licensee a comparable agreement of such Other Licensee to coordinate with Company as necessary to compile, maintain, and report adverse event and other relevant safety data from use of Compounds and Products as required by Applicable Laws. All Regulatory Filings submitted in connection with obtaining Marketing Authorizations to test or market a Compound or Product in the Field after the Effective Date shall be owned by and submitted by and in the name and at the sole expense of, Company or a Company Sublicensee or subcontractor. If Janssen exercises the ROFN, Company will reasonably cooperate with and provide reasonable assistance to Janssen, in connection with the transition of development activities and filings to any Regulatory Authority relating to the Program Compounds or Products in the Field, including by executing any required documents, transferring to Janssen all of Company’s right, title and interest in and to the IND filed by Company with respect to the Product, and providing copies of all reasonably required documentation.

4.9 Later Discovered Know-How. In the event that after the Effective Date Janssen or the Company discovers Know-How Controlled by Janssen or its Affiliates which was not listed in Exhibit 3 and is necessary or reasonably useful to Develop, Manufacture, use, import, offer for sale, sell, or otherwise Commercialize any Compound or Product in the Field in the Territory (collectively “Discovered Know-How”), that is readily available, Janssen will provide such Discovered Know-How to the Company and such Discovered Know-How shall be deemed to be Janssen Know How under this Agreement.

5. COMMERCIALIZATION

5.1 Responsibility; Diligence. Company (directly and through Company Sublicensees) will be responsible, at its own expense, for Commercialization of Compounds and Products in the Field in the Territory. Company (directly and through its Company Sublicensees) shall use Commercially Reasonable Efforts to Commercialize Products in countries where Marketing Authorization has been obtained.

5.2 Legal Compliance. Company agrees that in performing any Commercialization activities with respect to any Compounds or Products as contemplated hereunder, it shall, and shall use reasonable measures to cause its Affiliates, Company Sublicensees, and subcontractors

Execution Copy

to, comply with all applicable current international regulatory standards and other Applicable Laws.

5.3 Commercialization Reports. Company shall submit to Janssen annual written progress reports concurrently with the royalty report provided pursuant to Section 7.1(c) for the last calendar quarter of each year of the Term following First Commercial Sale of the applicable Product in the Field in the United States covering Company’s (and any of Company Sublicensees’) activities related to the Commercialization of each Product in the Field in the Territory undertaken in order to meet the diligence requirement set forth in Section 5.1. Upon Janssen’s reasonable request, Company shall supplement any such progress reports with other information in its possession that is pertinent to the diligence requirement set forth in Section 5.1.

5.4 Use of ZARNESTRA Mark. Company shall have the right, but not the obligation, to use the ZARNESTRA Mark as provided in Section 2.1(b). All goodwill associated with Company’s use of the ZARNESTRA Mark will inure to the benefit of Janssen. All representations of the ZARNESTRA Mark that Company intends to use shall first be submitted to Janssen for approval, such approval not to be unreasonably withheld or delayed. Janssen will notify Company promptly in writing with respect to any objections Janssen may have with respect to the ZARNESTRA Mark use and Company shall promptly comply with Janssen’s reasonable directions regarding the use of the ZARNESTRA Mark. For the avoidance of doubt, this Agreement does not grant Company any license or other rights to any other trademarks, designs, logos, slogans, taglines, trade names or trade dress that Janssen owns or otherwise controls.

6. FINANCIAL PROVISIONS

6.1 Upfront and Convertible Note.

(a) As partial consideration for the rights and obligations as set forth herein, Company shall pay Janssen a non-refundable license fee of one million US dollars (US$1,000,000). Janssen shall invoice Company promptly after the Effective Date, and Company shall make such payment within […***…] days of receipt thereof.

(b) Not more than […***…] days following the Effective Date, and subject to Janssen’s receipt of the funds set forth in subsection (a) above, Johnson & Johnson Innovation—JJDC, Inc., an Affiliate of Janssen (“JJDC”), will loan one million US dollars ($1,000,000) to Company on the terms set forth in the form of convertible promissory note attached hereto as Exhibit 9 (the “Convertible Note”).

(c) In connection with this Section 6.1, JJDC will make the representations and warranties to Company set forth on Exhibit 10.

(d) The entirety of this Section 6.1 shall survive termination of this Agreement to the extent that the provisions of this Section 6.1 have not been complied with in full prior to such termination.

***Confidential Treatment Requested

Execution Copy

6.2 Milestone Payments.

(a) Development Milestones. Each of the milestone payments identified in this Section 6.2(a) shall be due one time only upon the first achievement by Company or any Company Sublicensee of the specified milestone event with respect to any Compound or Product in the Field. For clarity, the milestone payment for each of milestone events described in clauses (i) and (iii) specified below shall be due one time only, and the milestone payment for each of milestone events described in clauses (ii) and (iv) shall be due one time only with respect to each additional (e.g., second, third, fourth, etc.) Indication. In further consideration of the license rights granted to Company under Section 2.1, Company shall promptly provide written notification to Janssen, at Beerse (Belgium), Turnhoutseweg 30, Attention: Finance Manager ([…***…]) upon achievement of each Development Milestone. Such notification shall indicate that the Development Milestone was achieved and request that Janssen send a written invoice for such milestone to a specific address, if such address is different than that indicated in Section 15.11: Notices. Within […***…] days of the receipt of the invoice for each of the corresponding Development Milestones listed below, Company shall pay by wire transfer the amount listed in each invoice to Janssen to the bank account identified in Section 7.2.

Development Milestone Event	Milestone Payment (USD)
(i) […***…]	$	[…***…]
(ii) […***…]	$	[…***…]
(iii) […***…]	$	[…***…]
(iv) […***…]	$	[…***…]

(b) Sales Milestones. In further consideration of the license rights granted to Company under Section 2.1, solely upon the first occurrence during the Term of aggregate worldwide Net Sales of all Products (cumulative over time, whether within […***…] or more after the First Commercial Sale) surpassing the sales threshold identified below, Company shall immediately provide written notification to Janssen, at Beerse (Belgium), Turnhoutseweg 30, Attention: Finance Manager ([…***…]) upon achievement of each Sales Milestone. Such notification shall indicate that the one-time corresponding sales milestone was achieved and request that Janssen send a written invoice for such milestone to a specific address, if such address is different than that indicated in Section 15.2: Notices. Within […***…] days of the receipt of the invoice for each of the corresponding Sales Milestones listed below, Company shall pay by wire transfer the amount listed in each invoice to Janssen to the bank account identified in Section 7.2. For the avoidance of doubt, if in the same reporting period

***Confidential Treatment Requested

Execution Copy

multiple sales milestones are first attained, then the payments for all such milestones attained as specified below shall be due.

Sales Threshold (aggregate worldwide Net Sales of Products) in US dollars	Milestone Payment (USD)
> […***…]	$	[…***…]
> […***…]	$	[…***…]
> […***…]	$	[…***…]
> […***…]	$	[…***…]

(c) Clarification. For the avoidance of doubt, different milestones as specified in this Section 6.2 may be achieved by the same or a distinct Compound or Product. Additionally, should a Compound or Product be replaced or backed up by another Compound or Product, no additional milestone payments shall be due under Section 6.2 for milestone events completed by the replacement or back-up Compound or Product for which corresponding milestone payments were previously made to Company with respect to such replaced Compound or Product.

(d) Third Party Sublicense. In the event that Company sublicenses any of its rights to Compounds and/or Products to any Company Sublicensee that is a Third Party (“Third Party Sublicense”), Company would pay Janssen […***…] percent ([…***…]%) of all monetary compensation received by Company from the Company Sublicensee, including upfront and lump-sum payments and milestone payments, in consideration of the grant of a sublicense under the rights granted by Janssen to Company under this Agreement (excluding the amounts described below); however, (i) in the case of milestone payments for the milestone events set forth in Section 6.2, Company would pay Janssen the greater of (A) […***…] percent ([…***…]%) of such milestone payments and (B) such milestone payment otherwise due under Section 6.2 of this Agreement, but not both; and (ii) if Company receives a milestone from a Third Party for a milestone event that is not listed in Section 6.2, Company would pay Janssen […***…] percent ([…***…]%) of the milestone from the sublicensee. For example, if Company receives a milestone payment of $[…***…] from a Company Sublicensee that is a Third Party for receipt of […***…], Company would pay Janssen $[…***…] (which is greater than […***…] percent ([…***…]%) of $[…***…]) . In no event will the payment under this Section 6.2(d) apply to: (i) debt financing of Company or its Affiliate, (ii) amounts received by Company or its Affiliate as the purchase price, at fair market value, for equity securities of Company or its Affiliate; (iii) reimbursements to Company or its Affiliate of costs for filing, prosecuting and maintaining Patent Rights; (iv) reimbursement to Company or its Affiliate for the cost of research and/or development activities performed or services or materials provided by Company or its Affiliate, and (v) royalty payments or similar payments based on Net Sales. Company shall immediately provide written notification to Janssen, at Beerse (Belgium), Turnhoutseweg 30, Attention: Finance Manager ([…***…]) upon achievement of each Third Party Sublicense. Such notification shall indicate that a Third Party Sublicense was achieved and

***Confidential Treatment Requested

Execution Copy

request that Janssen send a written invoice for any payment then due under this Section 6.2(d) to a specific address, if such address is different than that indicated in Section 15.2: Notices. Within […***…] days of the receipt of the invoice for any payment due under this Section 6.2(d), Company shall pay by wire transfer the amount listed in each invoice to Janssen to the bank account identified in Section 7. If any Third Party Sublicense monetary compensation received by Company is in a currency other than US Dollars, the payment due under this Section 6.2(d) shall be calculated in such currency and then converted into their US Dollar equivalent using the closing exchange rate as published by The Wall Street Journal, Western U.S. Edition for the day the Third Party Sublicense compensation was achieved by Company.

6.3 Royalty Payments.

(a) Royalty Basis and Rate. In partial consideration of the license rights under Section 2.1, royalties shall be due from Company on aggregate Net Sales of Products during the Royalty Term, and royalties shall be determined on a Product-by-Product and country-by-country basis where either: (i) […***…]; (ii) […***…]; or (iii) […***…] years from First Commercial Sale. Royalties due each calendar year of the Royalty Term shall be calculated by multiplying the applicable incremental Net Sales of Products against the applicable royalty rate identified below, subject to any applicable adjustments or reductions provided for in Section 6.3(c), with each royalty rate referred to below applying only to that increment of annual Net Sales that falls within the incremental sales bracket for such royalty rate.

Aggregate annual Net Sales of Products	Royalty Rate
Less than or equal to $[…***…] million	[…***…]	%
Greater than $[…***…] million	[…***…]	%

To illustrate, if, for example, cumulative annual worldwide Net Sales of Products upon which royalties are due and payable as provided in this Section 6.3 were $[…***…] during any year of the Royalty Term, then absent any adjustments or reductions pursuant to Section 6.3(c), the royalties due would be calculated as follows: ([…***…]) + ([…***…]). For the avoidance of doubt, royalties due under this Section 6.3 shall be payable only once with respect to the same unit of Product, and different formulations (e.g., dosage strengths, delivery forms) of a Compound and Bioequivalents thereof shall be deemed the same Product.

(b) Royalty Term. Royalties due on Net Sales of Products will be payable on a Product-by-Product and country-by-country basis until the later of (a) the expiration of the last to expire Valid Claim of the Janssen Patent Rights Covering either the Product or the Compound contained therein as a composition or any method of use of such Product or Compound in the Field in such country, (b) the expiration of any Regulatory Exclusivity with respect to such Product in such country, and (c) ten (10) years from First Commercial Sale (the “Royalty

***Confidential Treatment Requested

Execution Copy

Term”). Following the Royalty Term on a Product-by-Product and country-by-country basis, Company’s licenses with respect to such Product in such country under Section 2.1 shall continue in effect, but become fully paid-up, royalty-free, perpetual and irrevocable.

(c) Adjustments to Royalties.

(i) Compulsory Licenses. If at any time in any country a Third Party shall, under the right of a compulsory license granted or ordered to be granted by a competent governmental authority in a given country (other than failure of a court to enjoin infringement as a remedy in a patent infringement proceeding), be granted a license, under any Janssen Patent Rights licensed to Company hereunder, to sell in such country, or manufacture for distribution or sale by or on behalf the government in such country, any Product with respect to which royalties are payable pursuant to Section 6.3(a) at a royalty rate that is less than the applicable royalty rate for a given tier of incremental annual Net Sales as provided in Section 6.3(a), and such Product is sold by such Third Party during any calendar quarter during the Royalty Term, then […***…].

(ii) Generic Competition. In the event that one or more Third Parties (other than any Company Sublicensee) markets a product containing or comprising a Compound and the same other active ingredient(s), as applicable, as a Product being Commercialized by Company or Company Sublicensees in a given country (a “Generic Product”), from and after the […***…] in which the […***…] by Company and Company Sublicensees […***…] by Company and Company Sublicensees […***…] Generic Product in such country[…***…] and such […***…] by Company can be […***…] the royalties to be paid by Company on Net Sales of such Product in such country […***…] of the royalties otherwise due to Janssen […***…] with respect to such Product in such country.

(iii) Limitation. In no event will the adjustments under Section 6.3(c)(i) and (ii) taken together reduce the royalties otherwise due to Janssen in any quarter with respect to a Product in a country by more than […***…] percent ([…***…]%).

***Confidential Treatment Requested

Execution Copy

7. REPORTS AND PAYMENT TERMS

7.1 Payment Terms.

(a) Notice of Milestone Events and Milestone Payments. Written notice of achievement of each milestone event shall be provided as set forth in Section 6.3(a) or (b), as applicable. Payments for achieving milestones shall be made as set forth in Section 6.3(a) or (b), as applicable.

(b) Invoices. Any payment for an amount due to Janssen under this Agreement shall be payable, except as otherwise expressly provided herein, within […***…] days after Company’ receipt of an invoice from Janssen for such amount. Each invoice shall specifically refer to this Agreement.

(c) Royalty Reporting and Payments. Within […***…] days after the end of each calendar quarter Company shall submit to Janssen a sales report to the address listed in Section 15.2 setting forth, on a Product-by-Product and country-by-country basis, the gross sales, the deductions taken from gross sales, the Net Sales of Product and a calculation of the amount of royalty payment due on such Net Sales. This report shall also include the exchange rates and other methodology used in converting Net Sales into US dollars, from the currencies in which sales were made in order to determine the appropriate royalty tier and royalty payable. Royalty payments shall made within […***…] days from receipt by Company of an invoice from Janssen for the amount reflected in the sales report under this Section 7.1 (c).

7.2 Remittance. All payments shall be made in immediately available funds by electronic transfer, by Company or an Affiliate on its behalf, to the bank account identified below or such other bank account as Janssen may designate in writing to Company. Any payments due and payable under this Agreement on a date that is not a Business Day may be made on the next Business Day. If, at any time, legal restrictions prevent the prompt remittance of part of or all of the royalties due hereunder with respect to any country where Products are sold, Company shall have the right and option to make such payments by depositing the amount thereof in local currency to Janssen’s account in a bank or depository in such country or by using such lawful means or methods as Company may determine.

Name of Bank: […***…]

Bank address: […***…]

[…***…]

[…***…]

Company Name and Address: Janssen Pharmaceutica NV

Turnhoutseweg 30

B2340 Beerse, Belgium

Taxpayer Identification Number: […***…]

SWIFT Code: BIC code: […***…]

Account Number: […***…] / IBAN : […***…]

***Confidential Treatment Requested

Execution Copy

7.3 Currency. All payments under this Agreement shall be payable in United States dollars. With respect to sales of a Product invoiced in a currency other than US dollars, such amounts and the amounts payable hereunder shall be converted into their US dollars equivalent using an exchange rate equal to the simple monthly period average of the rates of exchange for the currency on the first and last day of each calendar month of the country from which such payments are payable as published by The Wall Street Journal, Western U.S. Edition, during the calendar quarter in which the applicable sales were made.

7.4 Taxes.

(a) Company will make all payments to Janssen under this Agreement without deduction or withholding for Taxes except to the extent that any such deduction or withholding is required by Applicable Law in effect at the time of payment.

(b) Any Tax required to be withheld on amounts payable under this Agreement will be paid by Company on behalf of Janssen to the appropriate governmental authority, and Company will furnish Janssen with proof of payment of such Tax. Any such Tax required to be withheld will be an expense of and borne by Janssen and deducted from the amounts otherwise payable under this Agreement. All payments to Janssen under this Agreement are inclusive of VAT, if any.

(c) Company and Janssen will cooperate with respect to all documentation required by any taxing authority or reasonably requested by Company to secure a reduction in the rate of applicable withholding Taxes. On or before the Effective Date, Janssen will deliver to Company an accurate and complete Internal Revenue Service Form W-8BEN-E certifying that Janssen is entitled to the applicable benefits under the Income Tax Treaty between Belgium and the United States.

7.5 Records and Audit Rights.

(a) Maintenance of Records. Each Party shall keep (and, in the case of Company, Company shall cause the Company Sublicensees to keep) complete, true and accurate books and records in accordance with its Accounting Standards in sufficient detail for the other Party to determine the payments due and costs incurred under this Agreement, including with respect to Patent Expenses and royalties. Each Party will keep such books and records for at least […***…] years following the date of the payment to which they pertain.

(b) Audit Right. Upon the written request of Janssen with respect to payments made by Company pursuant to Article 6, not more than […***…] in each calendar year, Company shall permit an independent certified public accounting firm of nationally recognized standing selected by Janssen and reasonably acceptable to Company to have confidential access during normal business hours to such of the records of Company and its applicable Company Sublicensees as may be reasonably necessary to verify the accuracy of the payments made under this Agreement for any period ending not more than […***…] years prior to the date of such request. The accounting firm shall provide each Party a correct and complete copy of the report

***Confidential Treatment Requested

Execution Copy

summarizing the final results of such audit, which shall be treated as Company’s Confidential Information. Janssen shall obligate its accounting firm to keep Company’s information confidential, and shall at the request of Company cause Janssen’s accounting firm to execute a reasonable confidentiality agreement prior to commencing any such audit.

(c) Audit Fees. The fees charged by such accounting firm shall be paid by Janssen; provided, however, that if the audit uncovers an under- or over-payment in favor of Company exceeding […***…] percent ([…***…]%) of the total amount due in accordance with this Agreement, then the fees of such accounting firm shall be paid by Company. Any underpayments discovered by such audit will be paid promptly by Company within […***…] days of the date that Janssen delivers to Company such accounting firm’s written report, or as otherwise agreed upon by the Parties, plus interest calculated in accordance with Section 7.6. For any overpayments discovered by such audit Company shall receive a credit equal to such overpayment against the royalty otherwise payable to Janssen.

7.6 Late Payments. Interest shall be payable by Company on any amounts payable to Janssen under this Agreement which are not paid by the due date for payment. All interest shall accrue and be calculated on a daily basis (both before and after any judgment) at the rate of […***…] percent ([…***…]%) per annum above the then-current prime rate quoted by Citibank in New York City (but in no event in excess of the maximum rate permissible under Applicable Laws), for the period from the due date for payment until the date of actual payment. The payment of such interest shall not limit Janssen from exercising any other rights it may have as a consequence of the lateness of any payment.

8. INTELLECTUAL PROPERTY RIGHTS

8.1 Ownership. Inventorship of all inventions arising in the course of the Development Program and Development Program Patent Rights shall be determined in accordance with inventorship pursuant to U.S. patent laws

8.2 Patent Prosecution.

(a) Janssen Patent Rights.

(i) Prosecution Control. Janssen will have the right to control the Prosecution of the Janssen Patent Rights, using outside patent counsel directed by Janssen, provided that Company shall have the right to review and comment on drafts of substantive patent submissions prior to their filing in Patent Offices. Company shall reimburse Janssen for […***…] percent ([…***…]%) of […***…] incurred by Janssen in the Prosecution of Janssen Patent Rights in the Territory. Janssen shall keep Company regularly and fully informed of the status of Janssen Patent Rights in the Territory and provide copies of all substantive documentation submitted to, or received from, the Patent Offices in connection therewith. After the Effective Date, Janssen shall not, without Company prior written consent, forgo or discontinue Prosecution of any Janssen Patent Right in any country in the Territory prior to obtaining from the Patent Office having jurisdiction in such country allowance or issuance of at

***Confidential Treatment Requested

Execution Copy

least one claim Covering a Compound being Developed or Commercialized by Company in such country.

(b) Development Program Patent Rights. At all times during the Term (subject to the terms of any definitive agreement entered into by the Parties prior to the end of the Negotiation Period), Company shall have the sole right to Prosecute the Development Program Patent Rights at its own expense.

(c) Protection of Privileged Advice Shared for Common Interest. For the avoidance of doubt, any opinions or other advice of any qualified legal personnel (whether a patent attorney or other counsel) representing a Party hereunder communicated to the other Party or both Parties, directly by such legal personnel or indirectly such as through a patent liaison for common interest purposes contemplated hereunder (including under Section 8.3), shall be held in strict confidence to protect the privileged nature thereof, and not disclosed to any Third Party without the prior written consent of both Parties, each under the advice of its respective legal counsel.

8.3 Patent Infringement.

(a) Notice. During the Term, each Party will promptly notify the other of (i) any actual or threatened infringement by a Third Party of any Janssen Patent Rights of which it becomes aware, including any certification filed by a Third Party pursuant to 21 U.S.C. §355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV) or any notice under comparable U.S. or foreign law (a “Paragraph IV Certification”), which references the foregoing; or (ii) any actual or threatened challenge to any Janssen Patent Rights by a Third Party (collectively, “Third Party Infringement”). The Parties will consult with each other through each Party’s patent attorneys to attempt to agree on a joint program of action in response to any Third Party Infringement.

(b) Action Against Third Parties. If the Parties fail to agree on a joint program of action with respect to Third Party Infringement of any Janssen Patent Rights, subject to this Section 8.3(b), Janssen will have the sole right to bring and control any legal action (including by initiating any lawsuit or other proceeding) as it reasonably determines appropriate in connection with the Third Party Infringement with respect to Janssen Patent Rights, and if the action involves a Third Party’s sales of a Product in the Field, Company shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. With respect to any Third Party Infringement with respect to Janssen Patent Rights that involves a Third Party’s sales of a Product in the Field, if Janssen fails to bring any legal action with respect to, or to terminate, such Third Party Infringement (i) within […***…] days following the notice of alleged infringement with respect to such Janssen Patent Rights, but in any event no less than […***…] days before the time limit, if any, set forth in the Applicable Laws for the filing of such actions, or (ii) solely with respect to a Paragraph IV Certification involving such Janssen Patent Rights, within the later of […***…] days following Company’s receipt of notice thereof and […***…] Business Days before the statutory deadline under Applicable Law, upon written agreement from all Other Licensee(s), not to be unreasonably withheld or delayed, Company shall have the right to bring and control any such action at its own expense and by counsel of its

***Confidential Treatment Requested

Execution Copy

own choice, and Janssen (and all Other Licensee(s)) shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(c) Conduct of Enforcement Action. The Party conducting any such action under this Section 8.3 shall have full control over the conduct of an action under this Section 8.3, including settlement thereof; provided, however, that in no event shall either Party, through any such action, enter into any settlement arrangement or make any admission of invalidity of, or otherwise impair the other Party’s rights in any Janssen Patent Rights without the other Party’s prior written consent.

(d) Assistance. At the request and expense of the Party controlling a Third Party Infringement action with respect to Janssen Patent Rights, the other Party shall provide reasonable assistance in connection with such Third Party Infringement action, including by executing any required documents, participating in discovery (including producing documentation and providing access to employees or relevant persons), and joining as a party to the action if required. The Party controlling such Third Party Infringement action shall reimburse the reasonable out-of-pocket expenses of the other Party incurred in providing such assistance within […***…] days after receipt of an itemized invoice and supporting documentation therefor.

(e) Allocation of Awards. Unless otherwise agreed to by the Parties as part of any cost-sharing arrangement, any recoveries resulting from an action under this Section 8.3 relating to a claim of Third Party Infringement with respect to Janssen Patent Rights (after payment of costs and expenses relating to such action incurred by each Party) will be […***…]; provided, however, that, if Company brought and controlled such action, […***…].

8.4 Development Program Patent Rights. At all times during the Term (subject to the terms of any definitive agreement entered into by the Parties prior to the end of the Negotiation Period), (a) Company shall have the sole right to sole right to bring and control any legal action (including by initiating any lawsuit or other proceeding) as it reasonably determines appropriate in connection with any actual or threatened infringement by a Third Party of any Development Program Patent Rights of which it becomes aware, including any Paragraph IV Certification which references the foregoing or any actual or threatened challenge to any Development Program Patent Rights by a Third Party, (b) Company shall have full control over the conduct of an action under this Section 8.4, including settlement thereof, and (c) any recoveries resulting from an action under this Section 8.4 will be retained by Company.

8.5 Trademarks. Notwithstanding the provisions of Section 2.1(b), Company and the Company Sublicensees shall have the right to brand, at their discretion, the Products using trademarks and trade names other than the ZARNESTRA Mark selected at their discretion and registered at their discretion in their own names.

***Confidential Treatment Requested

Execution Copy

8.6 Patent Term Extensions. The Parties agree to cooperate in an effort to avoid loss of any Janssen Patent Rights which may otherwise be available to the Parties hereto under the provisions of the Drug Price Competition and Patent Term Restoration Act of 1984 or comparable U.S. or foreign laws, including by executing any documents as may be reasonably required. In particular, the Parties shall cooperate with each other in obtaining patent term extension or supplemental protection certificates or their equivalents in any country and region where applicable to the relevant Patent Rights. Company acknowledges that nothing herein prohibits Janssen from licensing any Third Party rights under the Janssen IP to any Compound or Products for use outside the Field, and that such a Third Party licensee of Janssen may receive Marketing Authorization for a Product outside the Field in a given country before Company receives Marketing Authorization for a Product in the Field in the same country. If Janssen has not licensed a Third Party rights under the Janssen IP to any Compound or Products for use outside the Field by the time that Company Marketing Authorization for a Product in the Field in a given country, Company shall have the sole right to determine, if applicable, which of the Janssen Patent Rights the Parties will attempt to extend. Janssen shall use reasonable efforts to apply for a Patent Term Extension in such country of a relevant Janssen Patent Right, and Janssen shall thereafter provide all reasonable assistance to Company, including permitting Company to proceed with the application for such Patent Term Extension in the name of Janssen, if so required under Applicable Law.

8.7 Patent Marking; No Endorsement. Any patent markings on any Product made, used or sold by or on behalf of Company or any Company Sublicensee (or when the character of the Product precludes marking, the package containing any such Product) shall be made in accordance with all Applicable Laws relating to patent marking.

9. CONFIDENTIALITY

9.1 Confidentiality Obligation. All Confidential Information disclosed or made available by a Party (directly or through its Affiliates) to the other Party will be maintained in confidence and otherwise safeguarded by the recipient Party. The recipient Party may only use the Confidential Information of the other Party and its Affiliates for the purposes expressly permitted by this Agreement. Each Party shall hold as confidential such Confidential Information of the other Party and its Affiliates in the same manner and with the same protection as such recipient Party maintains its own confidential information, but no less than a reasonable standard of care. A recipient Party may only disclose Confidential Information of the other Party and its Affiliates to employees, agents, contractors, consultants and advisers of the recipient Party and its Affiliates, licensees (including Other Licensees in the case of disclosure of Janssen Know-How by Janssen to Other Licensees) and sublicensees and to Third Parties to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such persons and entities are bound to maintain the confidentiality of the Confidential Information in a manner consistent with the confidentiality provisions of this Agreement. The Janssen Know-How shall be considered Confidential Information of both Parties during the Term of this Agreement, and each Party shall be considered a disclosing Party and a recipient Party with respect thereto.

Execution Copy

9.2 Exceptions. The obligations under Section 9.1 shall not apply to any information within the Confidential Information to the extent the recipient Party can demonstrate by competent evidence that such information (provided that clauses (b), (c) and (d) shall not apply to Janssen as a recipient Party with respect to Janssen Know-How):

(a) is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the recipient Party or its Affiliates;

(b) was known to, or was otherwise in the possession of, the recipient Party or its Affiliates prior to the time of disclosure by the disclosing Party;

(c) is disclosed to the recipient Party or any of its Affiliates on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party or any of its Affiliates; or

(d) is independently developed by or on behalf of the recipient Party or its Affiliates, as evidenced by its written records, without reference to the Confidential Information disclosed by the disclosing Party or its Affiliates under this Agreement.

9.3 Authorized Disclosures.

(a) Authorized Disclosures. In addition to disclosures allowed under Section 9.1, a Party may disclose information within the Confidential Information of the other Party and its Affiliates to the extent such disclosure is necessary in the following instances: (i) for Prosecuting Patent Rights as permitted by this Agreement; (ii) for making regulatory filings for Products the recipient Party has a license or right to develop hereunder; (iii) for prosecuting or defending litigation as permitted by this Agreement; (iv) for complying with applicable court orders or governmental regulations; (v) in the case of Janssen, for disclosing in confidence to Third Parties to the extent required to comply with Existing Third Party Agreements; and (vi) for disclosing in confidence to actual or bona-fide potential Third Party investors or other Third Party transactional partners and to their bankers, lawyers, accountants, agents, provided, in each case that each such Third Party investor or other transactional partner or advisor thereof is bound to maintain the confidentiality of the Confidential Information in a manner consistent with the confidentiality provisions of this Agreement.

(b) Notification of Patent Filings. In the event a recipient Party or any of its Affiliates discloses to a Patent Office any Confidential Information of the other Party in connection with the Prosecution of any Patent Rights as permitted by this Agreement, the recipient Party shall notify the other Party of such disclosure, and, if requested, provide a copy of such disclosure as filed (which shall, to the extent it includes non-redacted information in addition to the Confidential Information of the other Party, be considered the recipient Party’s Confidential Information).

Execution Copy

(c) Disclosure Required by Applicable Laws.

(i) In the event the recipient Party is required to disclose Confidential Information of the other Party by Applicable Laws, including to comply with any order of any court or governmental or regulatory authority, such disclosure shall not be a breach of this Agreement; provided that the recipient Party (i) informs the other Party as soon as reasonably practicable of the required disclosure, (ii) limits the disclosure to that reasonably required for the legal purpose and seeks protective treatment as available under Applicable Laws, and (iii) at the other Party’s request and expense, reasonably assists in its attempt to intervene to directly limit or protect the disclosure of its Confidential Information.

(ii) In the event a Party seeks to make a disclosure of this Agreement or any terms hereof to a government or regulatory authority as required by United States SEC regulations or other Applicable Laws applying to securities or by the rules of any recognized stock exchange or quotation system, the other Party shall reasonably cooperate with respect to the timing, form and content of such required disclosure to the extent practicable under the circumstances, and, if so requested by it, the Party subject to such disclosure obligation shall use commercially reasonable efforts to obtain an order protecting to the maximum extent possible the confidentiality of such provisions of this Agreement as reasonably requested by the other Party. If the other Party does not provide consent as to the form or content of the required disclosure, such disclosure shall be limited to the minimum required, as reasonably determined by the disclosing Party in consultation with its legal counsel.

(d) Required Publication Regarding Clinical Trials. Regardless of any obligation of confidentiality hereunder, a Party may publish information regarding any of its clinical trials of Products in accordance with its policy regarding public disclosure of such information consistently applied, and shall register information relating to clinical studies of Products as required by applicable law (e.g., with www.clinicaltrials.gov when required by United States law).

9.4 Duration of Obligations. The obligations with respect to maintaining the confidentiality of and restrictions on use of Confidential Information shall apply during the Term of this Agreement and continue for a period running […***…] years thereafter.

10. PUBLICATIONS AND PUBLICITY

10.1 Scientific Publications. Company may make oral or written publications (such as any abstracts, manuscripts, posters, slide presentations or other materials) of any activities or results relating to the Development Program without the written consent of Janssen, except as expressly provided in this Section 10.1. Prior to expiration of the ROFN Term or, if the ROFN has been exercised during the ROFN Term, expiration of the Negotiation Period, Company may make oral or written publications (such as any abstracts, manuscripts, posters, slide presentations or other materials) of any activities or results relating to the Development Program in accordance with the procedures in this Section 10.1. Janssen shall have the right to review and comment on a draft of any such material proposed for publication by Company, including for purposes of ensuring that none of its Confidential Information is disclosed without its permission. Company

***Confidential Treatment Requested

Execution Copy

shall deliver a complete draft to Janssen at least […***…] days prior to submitting the material to a publisher or initiating any other release. Janssen shall review any such material and give its comments Company within […***…] days of the delivery of such draft to Janssen. Company shall comply with Janssen’s request to: delete from any such proposed publication material prior to its submission or release any references to Janssen and/or any of its Confidential Information; and/or delay any submission or release for a period of up to an additional […***…] days to permit Company to prepare and file, or have prepared and filed, any patent applications for any Development Program Inventions as contemplated hereunder. For the avoidance of doubt, this Section 10.1 shall not apply to public disclosures required by Applicable Laws or the rules of any recognized stock exchange or quotation system as applicable, which are governed by Section 9.3(c)(ii) above.

10.2 Publicity. Janssen hereby consents to Company’s issuance of the press release attached hereto as Exhibit 8 after execution of this Agreement. No other press release,

announcement, or other public statement, whether oral or written, disclosing the existence of this Agreement, any terms hereof, or any information relating to this Agreement or performance hereunder shall be made, either directly or indirectly, by a Party without the prior written consent of the other Party, except as may be legally required by Applicable Laws or judicial order, without first obtaining the consent of the other Party as to the nature, text, and timing of such announcement, which consent shall not be unreasonably withheld. A Party desiring to make any such public announcement shall provide the other Party with a draft thereof at least […***…] Business Days prior to the date on which such Party would like to make the public announcement. For the avoidance of doubt, this Section 10.2 shall not prohibit either Party from making any public statement as required to comply with any duty of disclosure it may have pursuant to Applicable Laws or the applicable rules of any recognized stock exchange or quotation system as applicable. A Party may reissue a press release or public announcement or make such other public statement if the contents of such press release, public announcement or public statement have previously been made public other than through a breach of this Agreement by the issuing Party or its Affiliates.

10.3 Use of Names. Nothing contained in this Agreement will be construed as conferring any right to a Party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other Party or any of its Affiliates (including a contraction, abbreviation or simulation of any of the foregoing).

11. REPRESENTATIONS, WARRANTIES AND COVENANTS; DISCLAIMERS

11.1 Representations and Warranties by Each Party. Each Party represents and warrants to the other Party as of the Execution Date that:

(a) it is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

(b) it has full corporate power and authority to execute, deliver, and perform this Agreement, and has taken all corporate action required by law and its organizational

***Confidential Treatment Requested

Execution Copy

documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

(c) this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity); and

(d) the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any agreement to which it is a party; or (iii) to its knowledge, violate any Applicable Laws.

11.2 Additional Representations and Warranties by Janssen. Janssen represents and warrants to Company as of the Effective Date that:

(a) Exhibit 2(A) lists all Patent Rights existing as of the Effective Date that are owned by Janssen or any of its Affiliates and include any claim Covering any Compounds or their manufacture or use, or any Product in clinical development as of the Effective Date or its formulation or use; Exhibit 2(B) lists all sublicensable Patent Rights that are licensed by Janssen or any of its Affiliates and include any claim Covering any Compounds or their manufacture or use, or any Product in clinical development as of the Execution Date or its formulation or use; and to the knowledge of Janssen, neither Janssen nor any of Affiliates owns or otherwise controls any Patent Rights necessary or reasonably useful to Develop, Manufacture, use, import, offer for sale, sell, or otherwise Commercialize any Compound or Product as formulated by Janssen for its clinical trials in the Field in the Territory other than those listed on Exhibit 2(A) and Exhibit 2(B);

(b) Janssen or an Affiliate thereof is the sole and exclusive owner of the Patent Rights listed in Exhibit 2(A), and is listed (or is in the process of becoming listed) in the records of the appropriate United States and/or foreign governmental agencies as the sole and exclusive owner of record or exclusive licensee for each registration, grant and application included in such Patent Rights, except as otherwise noted therein;

(c) to the knowledge of Janssen, the Janssen Know-How contained in the records listed in Exhibit 3, which will be updated within […***…] days of the Effective Date, includes all Know-How in Janssen’s or its Affiliates’ possession and Control as of the Effective Date that is necessary or reasonably useful to Develop, Manufacture, use, import, offer for sale, sell, or otherwise Commercialize any Compound or Product in the Field in the Territory;

(d) to the knowledge of Janssen, the records listed in Exhibit 5 includes all Existing Third Party Agreements material to the Development or Commercialization of any Compound in the Field in the Territory;

***Confidential Treatment Requested

Execution Copy

(e) Janssen has the right to grant to Company the license under the Janssen Patent Rights and Janssen TM Rights in accordance with Section 2.1(a) and (b) and the right to obtain a sublicense under the […***…] License in accordance with Section 2.1(c);

(f) Janssen has provided to Company true and complete copies of the […***…] License as in effect on the Effective Date (excluding the financial terms), the […***…] License is in full force and effect, and Janssen has complied with all terms of the […***…] License material to this Agreement;

(g) to the knowledge of Janssen, Janssen has the right to use and disclose and to enable Company to use and disclose (in each case under appropriate conditions of confidentiality) the Janssen Know-How;

(h) to the knowledge of Janssen and except to the extent not yet due, all necessary and material application, registration, maintenance and renewal fees in respect of the pending or extant Janssen Patent Rights listed in Exhibit 2(A) and Exhibit 2(B) in existence as of the Effective Date have been paid and, except to the extent not yet due, all necessary documents and certificates have been filed with the relevant Patent Offices for the purpose of maintaining such Janssen Patent Rights;

(i) to the knowledge of Janssen, there are no claims, judgments or settlements against Janssen relating to the Janssen Patent Rights listed in Exhibit 2(A) and Exhibit 2(B);

(j) to the knowledge of Janssen, there is no actual infringement of any Janssen Patent Rights by any Third Party; and

(k) Janssen or an Affiliate thereof is the sole and exclusive owner of the Trademark Rights listed in Exhibit 4.

11.3 Covenants.

(a) No Conflict. Janssen shall not grant any right or enter into any agreement with any Third Party that would conflict with any of Company’s rights or Janssen’s obligations under this Agreement or amend any Existing Third Party Agreement or the […***…] License in a manner that would conflict with any of Company’s rights or Janssen’s obligations under this Agreement. Company shall not grant any right or enter into any agreement with any Third Party that would conflict with any of Janssen’s rights or Company’ obligations under this Agreement.

(b) Intellectual Property Ownership and Confidentiality. Each Party shall require that all of its and its Affiliates’ employees, consultants, contractors and agents involved in the Development, Manufacture or Commercialization of Compounds or Products have entered into written confidentiality and invention assignment agreements that are consistent with the terms of this Agreement and pursuant to which they assign any rights they may have in any inventions relating to Compounds or Products made during such work to such Party; provided, however, that such invention assignment requirement shall not apply with respect to a contractor or consultant that is a university or other non-profit research institution or academic collaborator

***Confidential Treatment Requested

Execution Copy

if a non-exclusive license (with or without any right to obtain an exclusive license), with right to grant sublicenses, to any such inventions relating to Compounds or Products made during work performed by such contractor or consultant and to corresponding Patent Rights thereon is granted to such Party so as to preserve each Party’s ability to exercise its rights as provided hereunder without any payment obligation to any such contractor or consultant.

(c) Compliance with Law. Each Party shall perform its obligations under this Agreement in accordance with all Applicable Laws, including FCPA. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Laws. Without limiting the foregoing, each Party agrees that it shall, and shall cause its Affiliates and sublicensees to, (a) comply with all applicable international, national, state regional and local laws and regulations, including FCPA, in performing its obligations and/or exercising its rights hereunder, including with respect to any use, manufacture, sale or import of Products, (b) observe all applicable United States and foreign laws with respect to the transfer of Products and related technical data to countries other than the United States, including all Export Control Laws, and (c) manufacture Products in compliance with applicable government importation laws and regulations of a particular country for Products made outside the particular country in which such Products are used, sold or otherwise exploited. In furtherance of the foregoing, each Party and its subcontractors and sublicensees shall conduct their activities hereunder in accordance with the guidelines set forth in Exhibit 7 (Compliance with Laws and the FCPA).

11.4 Debarment. Company shall not use in conducting any applicable Development activities with respect to Compounds or Products under this Agreement any person who has been:

(a) debarred, or proposed to be debarred under Section 306(a) or 306(b) of the United States Federal Food, Drug and Cosmetic Act, as amended from time to time, and the rules, regulations and guidelines promulgated thereunder, or under 42 U.S.C. Section 1320-7;

(b) sanctioned by, suspended, debarred, excluded or otherwise ineligible to participate in any federal or state health care program, including Medicare and Medicaid or in any federal procurement or non-procurement programs; or

(c) charged with or convicted of any felony or misdemeanor under 42 U.S.C. Section 1320a-7(a) or 42 U.S.C. Section 1320a-7(b)(1)-(3), or otherwise proposed for exclusion.

Company will promptly inform Janssen, but in no event later than […***…] Business Days, if Company becomes aware that its or any of its Affiliates or sublicensees or subcontractors, or any employee of Company or any of its Affiliates or sublicensees or subcontractors, in each case performing any Development activities under this Agreement or in support of the Marketing Authorizations, is not in compliance with any of the criteria set forth in this Section 11.4 on or after the Effective Date.

11.5 Limitations. Notwithstanding anything contained in this Agreement, Janssen gives no warranty and makes no representation that any patent application within the Janssen

***Confidential Treatment Requested

Execution Copy

Patent Rights shall proceed to grant or that any patent within the Janssen Patent Rights will be valid and enforceable. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF NON-INFRINGEMENT OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT ANY OF THE DEVELOPMENT AND/OR COMMERCIALIZATION EFFORTS WITH REGARD TO ANY COMPOUND OR PRODUCT WILL BE SUCCESSFUL.

12. INDEMNIFICATION; INSURANCE

12.1 Indemnification by Company. Company shall, and shall require the Company Sublicensees to, indemnify and hold harmless Janssen and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns (each, a “Janssen Indemnified

Party”), from and against any losses, damages and liability, including reasonable legal expense and attorneys’ fees (collectively, “Indemnified Losses”), incurred by any Janssen Indemnified Party as a result of any Third Party demands, claims or actions, including product liability claims (collectively, “Claims”) against any Janssen Indemnified Party arising or resulting from: (a) the negligence or willful misconduct of Company in performing Company’ obligations or exercising Company’ rights under this Agreement; (b) the breach of any of the covenants, warranties and representations made by Company to Janssen under this Agreement; (c) Development Program activities conducted by or on behalf of Company; or (d) the Development, Manufacture, use, sale, offer for sale, other Commercialization or importation of any Compounds or Products in the Field in the Territory by Company or any of its Affiliates or Company Sublicensees. Notwithstanding the foregoing, Company shall not be responsible for the indemnification of any Janssen Indemnified Party to the extent that the Indemnified Losses of such Janssen Indemnified Party were caused by: (i) the negligence or willful misconduct of such Janssen Indemnified Party; (ii) any breach by Janssen of its covenants, obligations, warranties or representations pursuant to this Agreement; or (iii) any practice of Janssen IP or Janssen TM Rights pursuant to rights reserved to Janssen.

12.2 Indemnification by Janssen. Janssen shall indemnify and hold harmless Company and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns (each, an “Company Indemnified Party”), from and against Indemnified Losses incurred by any Company Indemnified Party as a result of any Claims against any Company Indemnified Party arising or resulting from: (a) the research, Development, Manufacture, use, sale, offer for sale, other commercialization or importation of any Compounds and/or Products by or on behalf of Janssen or any of its Affiliates, licensees or sublicensees (other than Company); (b) the negligence or willful misconduct of Janssen in performing Janssen’s obligations or exercising Janssen’s rights under this Agreement; or (c) the breach of any of the covenants, warranties and representations made by Janssen to Company under this Agreement. Notwithstanding the foregoing, Janssen shall not be responsible for the indemnification of any Company Indemnified Party to the extent that the Indemnified Losses of such Company Indemnified Party were caused by: (i) the negligence or willful misconduct of such Company Indemnified Party; or (ii) any breach by Company of its covenants, obligations, warranties or representations pursuant to this Agreement.

Execution Copy

12.3 Indemnification Procedure.

(a) Notification. Any Janssen Indemnified Party or Company Indemnified Party seeking indemnification hereunder (“Indemnified Party”) shall notify the Party against whom indemnification is sought (“Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any Claim in respect of which the Indemnified Party intends to base a claim for indemnification hereunder, but the failure or delay so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby.

(b) Indemnifying Party Right to Handle Claims. Subject to the provisions of Section 12.3(d) and (e) below, the Indemnifying Party shall have the right, upon written notice given to the Indemnified Party within […***…] days after receipt of the notice from the Indemnified Party of any Claim, to assume the defense and handling of such Claim at the Indemnifying Party’s sole expense, in which case the provisions of Section 12.3(c) below shall govern.

(c) Indemnifying Party Handling of Claims. The Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party in connection with conducting the defense and handling of such Claim, and the Indemnifying Party shall defend or handle the same in consultation with the Indemnified Party, and shall keep the Indemnified Party timely apprised of the status of such Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or would involve any admission of wrongdoing on the part of the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party, at the request and expense of the Indemnifying Party, and shall be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense. Notwithstanding the foregoing, in the event the Indemnifying Party fails to conduct the defense and handling of any Claim in good faith after having assumed such, then the provisions of Section 12.3(e) below shall govern.

(d) Right of Indemnified Party to Assume Handling of Claims. If the Indemnifying Party does not give written notice to the Indemnified Party, within […***…] days after receipt of the notice from the Indemnified Party of any Claim, of the Indemnifying Party’s election to assume the defense and handling of such Third Party Claim, the provisions of Section 12.3(e) below shall govern.

(e) Indemnified Party Handling of Claims. Unless Section 12.3(c) applies, the Indemnified Party may, at the Indemnifying Party’s expense, select counsel reasonably acceptable to the Indemnifying Party in connection with conducting the defense and handling of such Claim and defend or handle such Claim in such manner as it may deem appropriate,

***Confidential Treatment Requested

Execution Copy

provided, however, that the Indemnified Party shall keep the Indemnifying Party timely apprised of the status of such Claim and shall not settle such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnified Party defends or handles such Claim, the Indemnifying Party shall cooperate with the Indemnified Party, at the Indemnified Party’s request but at no expense to the Indemnified Party, and shall be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense.

12.4 Insurance. Each Party, at its own expense, shall maintain liability insurance in an amount consistent with industry standards during the Term, but in no event shall such insurance be in an amount less than […***…] dollars ($[…***…]) per occurrence/annual aggregate during the Term. In addition, during the term of Commercialization of any Product and for a period of at least […***…] years thereafter, Company shall maintain product liability insurance in an amount not less than […***…] dollars ($[…***…]) per occurrence and annual aggregate. A Party responsible for the conduct any clinical studies hereunder shall maintain clinical trial insurance in compliance with all Applicable Law pertaining to the jurisdictions in which such clinical studies are conducted. Each Party shall provide a certificate of insurance evidencing such coverage to the other Party upon its written request. Each Party shall notify the other […***…] days in advance of cancelation of any such insurance.

12.5 Materials Provided As Is. Subject to Section 4.6(b), Company acknowledges that compounds, reagents, and other materials supplied by Janssen hereunder are experimental in nature and provided as is, without any warranties as to merchantability or fitness for a particular purpose. Company further acknowledges that all of such materials’ properties or characteristics are not known, and agrees that it shall use such materials with reasonable care and shall assume responsibility for any losses or injuries incurred by it or its Affiliates or subcontractors or sublicensees through use of such materials.

13. TERM AND TERMINATION

13.1 Term. The term of this Agreement (the “Term”) will commence on the Effective Date and, subject to earlier termination in accordance herewith, shall expire on the last to occur of: (a) the expiry of the last-to-expire patent term, or conclusion of Prosecution of the last-to-be-Prosecuted, of the Janssen Patent Rights; or (b) the expiration of the last-to-expire Royalty Term.

13.2 Termination for Cause by Either Party.

(a) By Janssen for Company’s Lack of Diligence. In the event that Company fails to use Commercially Reasonable Efforts to Develop and Commercialize […***…] with respect to any […***…] as described in Sections 4.1 and 5.1, then (without limiting Janssen’s right to seek termination of the entire Agreement pursuant to Section 13.2(b) below if such breach by Company is material to the Agreement in its entirety) Janssen may terminate Company’s license rights under this Agreement with respect to such […***…] upon written notice to Company, provided that Company will have a period of three (3) months following receipt of such notice to demonstrate to Jansen’s reasonable satisfaction that Company has not failed to use Commercially Reasonable Efforts in accordance

***Confidential Treatment Requested

Execution Copy

with Section 4.1 or 5.1. Notwithstanding anything to the contrary in this Agreement, Company’ and the Company Sublicensees’ collective efforts and resources expended toward Developing and Commercializing any Products throughout the Territory shall be considered in determining whether Company has met its diligence obligations under Sections 4.1 and 5.1 with respect to any particular […***…].

(b) By Either Party for the Other Party’s Material Breach. If either Janssen or Company (in such capacity, the “Breaching Party”) is in material breach of this Agreement (excluding any breach described in Section 13.2(a), in which case such provision shall govern), the other Party (in such capacity, the “Non-Breaching Party”) may give written notice to the Breaching Party specifying the claimed particulars of such breach, and in such event, if the breach is not cured within forty-five (45) days after such notice ([…***…] days in the event of failure to make any payment when due), the Non-Breaching Party shall have the right thereafter to terminate this Agreement by giving written notice to the Breaching Party to such effect, provided, however that if such breach (other than failure to make any payment when due) is capable of being cured but cannot be cured within such […***…] day period and the

Breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the Breaching Party shall have an additional […***…] days to cure such breach.

(c) Suspension of Time Periods for Curing Breach. From the date of initiation of any measures under Section 15.6 to resolve a Dispute pertaining to an alleged breach under Section 13.2(a) or (b) and until such time as such Dispute has been finally resolved under Section 15.6, the running of the time periods under this Section 13.2 as to which a Party must cure a breach of this Agreement shall be suspended as to the subject matter of the Dispute.

(d) By Either Party for the Other Party’s Bankruptcy. In the event of the Bankruptcy of a Party (or its successor in interest in the event this Agreement is assigned as permitted hereunder), the other Party may terminate this Agreement by notice to the bankrupt Party.

13.3 Termination Without Cause by Company. Company may terminate this Agreement upon one hundred eighty (180) days’ prior written notice to Janssen.

14. EFFECT OF TERMINATION

14.1 Effect of Termination of Rights in Particular Country. Upon any early termination with respect to any […***…] under Section 13.2(a), any licenses and sublicenses granted by Janssen to Company with respect to such […***…] will terminate and revert to Janssen, and the Territory shall be redefined to exclude such […***…] from the scope of the Territory, and the terms of Section 14.2 below shall apply mutatis mutandi with respect to such […***…].

14.2 Effect of Termination by Janssen under Section 13.2(b) or by Company under Section 13.3. Upon any early termination of this Agreement in its entirety by Janssen pursuant to 13.2(b) or by Company pursuant to Section 13.3:

***Confidential Treatment Requested

Execution Copy

(a) The licenses and sublicenses granted by Janssen to Company will terminate and revert to Company (except any license in any country that has become perpetual and irrevocable as provided in Section 6.3(b)).

(b) If Company has initiated clinical development of, or obtained Marketing Authorization for, any Compounds or Products or Commercialized any Products (each a “Reverted Product”), Company shall promptly provide to Janssen a summary of the status of the Development and Commercialization of any such Reverted Products up to such termination and: (i) Janssen shall have, and Company hereby grants to Janssen, a paid-up, exclusive option, during the […***…]-year period running from termination of this Agreement, to elect to develop and commercialize any such Reverted Products; and (ii) during such option period, prior to notice of Janssen’s election decision or upon Company’s reasonable request, Janssen shall permit Company to undertake activities to wind down in a commercially reasonable manner any ongoing development or commercialization activities with respect to each such Product for which Company’s license rights under this Agreement have been terminated (subject to

Company’ obligation under Section 6.3 to pay any royalties that may accrue during such wind-down period on account of Net Sales of such Reverted Products from the supply on hand as of the termination). Promptly after Company’ receipt of a notice within the […***…]-year option exercise period of Janssen’s election to take over development and commercialization of such a Reverted Product, the Parties shall negotiate in good faith and enter into a written confirmatory agreement under which: (x) Company shall grant Janssen a worldwide, exclusive, sublicenseable right and license to develop and commercialize such Reverted Product under the Company Patent Rights (if any) and applicable Development Program Know-How (including data submitted to Regulatory Authorities) Controlled by Company (directly or through its Affiliates or sublicensees), subject to the rights under any sublicense granted to a Company Sublicensee that survives termination as provided in Section 2.4; and (y) Janssen shall pay Company a royalty on Net Sales of such Reverted Product at a rate of […***…], with provisions parallel to those set forth in Sections 6.3 and 7 hereof applicable mutatis mutandi to Janssen’s royalty payments. Moreover, if Janssen reasonably requests in the notice of its exercise of such option rights under this Section that Company also grant Janssen rights to trademarks Controlled by Company that are directly associated with the Reverted Product, or to any valuable core or platform technology utilized by Company to manufacture or commercialize the Product that is Covered by Patent Rights Controlled by Company, the confirmatory agreement shall specify the terms (including any agreed-upon transfer cost payments from Janssen to Company) under which Company would transfer to such requested rights in trademarks associated with the Reverted Product and/or licenses under such Patent Rights (solely to the extent necessary for the development and/or commercialization of the Reverted Product), which terms will be commercially reasonable and fair considering the particular reason for termination. For clarification, any license granted to Janssen as described in this Section 14.2(b) will include the right to use clinical and regulatory data and information generated by Company for regulatory purposes relating to the Reverted Products. In connection with any exclusive license to Reverted Products granted under this Section 14.1(b), Company shall transfer and assign to Janssen all of its right, title and interest in and to all U.S. and foreign Marketing Authorizations with respect to

***Confidential Treatment Requested

Execution Copy

the Reverted Products and all drug master files and drug dossiers with respect to the Reverted Products (other than those related to manufacturing facilities).

(c) Company or Company Sublicensees shall continue, to the extent that Company or Company Sublicensees continue to have stocks of usable Reverted Products, to fulfill orders received for Products in the Territory until […***…] months following the date of termination. For Reverted Products sold by Company or Company Sublicensees after the effective date of a termination, Company shall continue to pay royalties pursuant to Section 6.3. Prior to the end of such […***…] month period, Company shall provide Janssen written notice of an estimate of the quantity of Reverted Products and shelf life remaining in the inventory of Company or Company Sublicensees and Janssen shall have the right, upon its election to take an exclusive license to Reverted Products under Section 14.2(b), to purchase any such quantities of Reverted Products from Company and Company Sublicensees at a price mutually agreed by the Parties. In addition, Company shall use commercially reasonable efforts to transition to Janssen upon Janssen’s request any arrangement with any contractor from which Company had arranged to obtain supplies of Reverted Products (or the Compounds therein), to the extent permitted under any such agreement with such contractor. In the event that Reverted Products are manufactured by Company or its Affiliate, then, upon request by Janssen, Company shall continue to provide Janssen with such materials at a price to be agreed by the Parties for not longer than […***…] months.

(d) In the event that Company has any Development activities with regard to any Reverted Products ongoing, the Parties shall negotiate in good faith and adopt a plan to wind-down the development activities in an orderly fashion or, at Janssen’s election of exclusive license rights pursuant to Section 14.2(b), promptly transition such Development activities for any Reverted Products to Janssen or its designee, with due regard for patient safety and the rights of any subjects that are participants in any clinical trials of any Reverted Product and take any actions it deems reasonably necessary or appropriate to avoid any human health or safety problems and in compliance with all Applicable Laws.

(e) The provisions of this Section 14.2 shall survive such termination for so long as Janssen or any of its Affiliates, licensees or sublicensees Develops or Commercializes any Reverted Product hereunder.

(f) Except as provided in this Section 14.2, Company will immediately cease to use, distribute, or market the Reverted Products.

(g) Upon Janssen’s request, Company will promptly return, or at Janssen’s option, destroy, any Janssen Know-How or any materials containing the Janssen Know-How or any Confidential Information of Janssen in Company’ possession, except for one archival copy to safekeep for legal purposes and such records as may be required to be retained by Company by Applicable Laws, all of which shall continue to be subject to the confidentiality and non-use obligations in Article 9.

14.3 Effect of Termination by Company under Section 13.2. Upon termination of this Agreement by Company pursuant to Section 13.2:

***Confidential Treatment Requested

Execution Copy

(a) The licenses and sublicenses granted by Janssen to Company will terminate and revert to Janssen (except any license in any country that has become perpetual and irrevocable as provided in Section 6.3(b).

(b) Company or Company Sublicensees shall continue, to the extent that Company or Company Sublicensees continue to have stocks of usable Reverted Products, to fulfill orders received for Reverted Products in the Field until […***…] months following the date of termination. For Products sold by Company or Company Sublicensees after the effective date of a termination, Company shall continue to pay royalties pursuant to Section 6.3. Except as provided in this Section 14.2(b), Company will cease to use, distribute, or market the Products.

(c) Following the period set forth in Section 14.2(b), each Party will promptly return, or at the other Party’s option, destroy any Know-How of such other Party or any materials containing such Know-How or any Confidential Information of such other Party in its or its Affiliates’ possession, except for one archival copy to safekeep for legal purposes and such records as may be required to be retained by such Party by Applicable Laws, all of which shall continue to be subject to the confidentiality and non-use obligations in Article 9.

14.4 Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation (including any payment obligations in Article 6) accruing prior to such expiration or termination, nor affect in any way the survival of any other right, duty or obligation of the Parties which is expressly stated elsewhere in this Agreement to survive such termination or expiry. Without limiting the foregoing, the provisions of Articles 1, 9, 14 (including the additional sections referenced therein) and 15 and Sections 7.5, 8.1, 10.2, 10.3, 11.5, 12.1, 12.2, 12.3 and 12.5, and any other provisions that should survive as apparent from the express terms thereof in the context of this Agreement, shall survive expiration or termination of this Agreement.

14.5 Exercise of Right to Terminate. The exercise by either Party of an early termination right provided for under Article 14 shall not give rise to the payment of damages or any other form of compensation or relief to the other Party on account of such exercise.

14.6 Damages; Relief. Subject to Section 14.5, early termination of this Agreement under Article 14 shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

14.7 Rights in Bankruptcy. All rights and licenses and sublicenses granted under or pursuant to this Agreement by a Party to the other are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (or comparable provisions of laws of other jurisdictions), licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code (or comparable provisions of laws of other jurisdictions). The Parties agree that the Parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code (and comparable laws of other jurisdictions). The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code (and comparable laws of other jurisdictions), the Party that is not a party to such proceeding will be

***Confidential Treatment Requested

Execution Copy

entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, will be promptly delivered to them (a) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under subsection (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party. All rights, powers and remedies granted hereunder to a Party as a licensee of any intellectual property rights as provided in this Section 14.7 are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity, in the event of the commencement of a Bankruptcy case by or against the granting Party under Applicable Law, and the licensee Party, in addition to the rights, powers and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity in such event.

15. GENERAL PROVISIONS

15.1 Assignment. Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that (a) either Party may assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates without the consent of any other Party, provided that the Party assigning to an Affiliate any part of this Agreement shall remain liable and responsible to the non-assigning Party for the performance and observance of all such duties and obligations by such Affiliate; and (b) either Party may assign this Agreement in its entirety to a successor to all or substantially all of its business relating to Compounds and Products, whether by merger, sale of stock, sale of assets or otherwise, provided that in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiror by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiror to such transaction (if other than one of the Parties to this Agreement) existing before such transaction, or arising after such transaction through activities conducted in good faith separately and independently by such acquiror or its Affiliates and without use of any Confidential Information of the acquired Party, as can be demonstrated by adequate evidence, shall not become subject to this Agreement. The assigning Party shall provide the other Party with prompt written notice of any such assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Any attempted assignment in contravention of the foregoing shall be void.

15.2 Performance by Affiliates; Company Performance by Subcontractor. Subject to the terms and conditions of this Agreement, any obligation of a Party under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, either by such Party directly or by any Affiliate of such Party that such Party causes to satisfy, meet or fulfill such obligation, in whole or in part. Each Party shall remain liable for the performance of all actions, agreements and obligations to be performed by any Affiliates of such Party under the terms and conditions of this Agreement. Company has engaged Wellspring Biosciences LLC to perform certain Development services for and on behalf of Company pursuant to a Services Agreement dated October 1, 2014, as may be amended in accordance with its terms, and

Execution Copy

Company shall remain liable for the performance of all actions, agreements and obligations to be performed by Wellspring by or on behalf of Company under the terms and conditions of this Agreement.

15.3 Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the Parties will use their commercially reasonable efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

15.4 Special, Indirect and Other Losses. IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR FOR ANY ECONOMIC LOSS OR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 9 OR TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM SUBJECT TO INDEMNIFICATION PURSUANT TO ARTICLE 12. PAYMENTS ACCRUED AND PAYABLE UNDER ARTICLE 6 AND NOT PAID WHEN OWED SHALL BE TREATED AS GENERAL DAMAGES (NOT SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ECONOMIC LOSSES OR LOST PROFITS).

15.5 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, U.S., without reference to its conflicts of law principles with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law (without limiting the Parties’ rights and obligations under Section 15.6). The United Nations Conventions on Contracts for the International Sale of Goods shall not be applicable to this Agreement.

15.6 Dispute Resolution.

(a) Resolution of Disputes. The Parties shall negotiate in good faith and use reasonable efforts to settle any Dispute arising from or related to this Agreement or the breach thereof. If the Parties cannot resolve the Dispute within […***…] days of a written request by either Party to the other Party, the Parties agree to hold a meeting, attended by the Senior Officers (or their designee with executive authority), as appropriate in light of the subject matter of the Dispute, to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies. If, within […***…] days after such written request, the Parties have not succeeded in negotiating a resolution of the Dispute, and a Party wishes to pursue the matter, each such Dispute that is not an Excluded Claim shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (AAA) as then in effect, and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The decision rendered in any such arbitration will be final and not appealable. If either Party intends to commence binding arbitration of such Dispute, such Party will provide written notice to the other Party informing the other Party of such intention and the issues to be resolved. Within

***Confidential Treatment Requested

Execution Copy

[…***…] days after the receipt of such notice, the other Party may by written notice to the Party initiating binding arbitration, add additional issues to be resolved.

(b) Arbitration Panel. The arbitration shall be conducted by a panel of three (3) neutral arbitrators, none of whom is a current or former employee or director, or a then-current stockholder, of either Party or their respective Affiliates. Unless otherwise agreed by the Parties, each of the arbitrators will be a lawyer with at least fifteen (15) years of experience with a law firm or corporate law department or who was a judge of a court of general jurisdiction, and who has reasonable experience in arbitrating contract disputes within the pharmaceutical and biotechnology sector. Within […***…] days after receipt of the original notice of binding arbitration (the “Notice Date”), each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within […***…] Business Days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA. The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

(c) Limited Discovery. It is the intention of the Parties that discovery, although permitted as described herein, will be limited except in exceptional circumstances. The arbitrators will permit such limited discovery necessary for an understanding of any legitimate issue raised in the arbitration, including the production of documents. No later than […***…] days after selection of the third arbitrator, the Parties and their representatives shall hold a preliminary meeting with the arbitrators, to mutually agree upon and thereafter follow procedures seeking to assure that the arbitration will be concluded within […***…] months from such meeting. Failing any such mutual agreement, the arbitrators will design and the Parties shall follow procedures to such effect.

(d) Governing Law. The arbitrators will, in rendering their decision, apply the governing law set forth in Section 15.5.

(e) Interim Relief. Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other non-compensatory damages, except as may be permitted by Section 15.4. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ and any administrative fees of arbitration.

(f) No Disclosure. Except to the extent necessary to confirm or enforce an award or as may be required by Applicable Laws, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the Dispute would be barred by the applicable New York statute of limitations.

***Confidential Treatment Requested

Execution Copy

(g) Enforcement of Arbitration Award. The Parties consent to the jurisdiction of any appropriate court for the venue in which the arbitration is held for the enforcement of these provisions and the modification, vacation or affirmation of judgment on any award rendered hereunder. Should such court for any reason lack jurisdiction, any court with jurisdiction shall act in the same fashion. Each Party has the right before or, if the arbitrators cannot hear the matter within an acceptable period, during the arbitration to seek from the appropriate court provisional remedies such as preliminary injunction, to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration. Each Party hereto waives its right to trial of any issue by jury.

15.7 Injunctive Relief. Notwithstanding the provisions of Section 15.6, each Party acknowledges that, in the event of a breach of an obligation under Article 9 to maintain in confidence the other Party’s Confidential Information, the other Party shall have the right, in addition to any other rights available under Applicable Laws, to seek from any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach of, or otherwise to specifically enforce, any covenant or obligation of such Party under such provisions.

15.8 Force Majeure. Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other non-performance hereunder (excluding, in each case, the obligation to make payments when due) if such delay or non-performance is caused by strike, fire, flood, earthquake, accident, war, act of terrorism, act of God or of the government of any country or of any local government, or by cause unavoidable or beyond the control of any Party hereto. In such event, the Party affected will use commercially reasonable efforts to resume performance of its obligations.

15.9 Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement, including any of its Exhibits or other attachments, may be amended or modified other than by a written document signed by authorized representatives of each Party.

15.10 Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Company and Janssen, or to constitute one as the agent or employer of the other. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.

15.11 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by fax (with written confirmation of receipt), provided that a copy is sent by an internationally recognized overnight delivery service (with delivery tracking and confirmation), or (c) when received by the addressee, if sent by an internationally recognized overnight delivery service (with delivery tracking and confirmation),

Execution Copy

in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a Party may designate by notice):

If to Company:

11119 North Torrey Pines Road, Suite 125

San Diego, California

Attn: Chief Executive Officer

Fax: 858-500-8801

With a copy to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

Attn: L. Kay Chandler, Esq.

Fax: +1-858-550-6420

If to Janssen:

Attn: Chairman

Janssen Pharmaceutica NV

Turnhoutseweg 30

2340 Beerse

Belgium

With a copy to:

Chief Intellectual Property Counsel

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, NJ 08933, U.S.A.

Fax: 732-524-2788

15.12 Further Assurances. Janssen and Company each hereby covenants and agrees, without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

15.13 No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

15.14 Entire Agreement. This Agreement, including its Exhibits and any other attachments, sets forth the entire agreement and understanding of the Parties as to the subject

Execution Copy

matter hereof and supersedes all proposals, oral or written, and all other communications between the Parties with respect to such subject matter, including the Confidentiality Agreement. In the event of any conflict between any provisions of the body of this Agreement and any Exhibit or other attachment hereto, the provisions of the body of this Agreement shall prevail.

15.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail shall be deemed to be original signatures.

15.16 Expenses. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and completion of this Agreement.

15.17 English Language. This Agreement is in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given under this Agreement, and all written, electronic, oral or other communications between the Parties regarding this Agreement, shall be in the English language.

15.18 Additional Agreements. Each Party further agrees that it has not entered into this Agreement in reliance upon any representation, warranty or undertaking of the other Party which is not expressly set out in this Agreement.

15.19 Effect of Laws. Nothing in this Agreement shall operate to:

(a) exclude any provision implied into this Agreement by law that may not be excluded by law; or

(b) limit or exclude any liability, right or remedy to a greater extent than is permissible under law.

15.20 Government Approvals.

(a) Each Party will use commercially reasonable efforts to obtain any government approval required in its country of domicile to enable this Agreement to become effective, or to enable any payment hereunder to be made, or any other obligation hereunder to be observed or performed. Each Party will keep the other informed of progress in obtaining any such government approval, and will cooperate with the other Party in any such efforts, and notwithstanding anything to the contrary herein, this Agreement shall become effective upon obtaining any such required government approval.

[Remainder of this page intentionally left blank]

Execution Copy

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives.

JANSSEN PHARMACEUTICA NV		KURA ONCOLOGY, INC.

By:	/s/ Tom Heyman	By:	/s/ Troy Wilson
Name:	Tom Heyman	Name:	Troy Wilson
Title:	Managing Director	Title:	President and CEO

Date: December 18, 2014
By:	/s/ Lude F. Lauwers
Name:	Dr. Lude F. Lauwers, M.D.
Title:	Senior Vice President

Date: December 18, 2014

SIGNATURE PAGE TO LICENSE AGREEMENT

EXHIBIT 1

[…***…]

***Confidential Treatment Requested

EXHIBIT 2(A)

Janssen Patent Rights Owned by Janssen or an Affiliate as of the Effective Date

Docket No.	Serial No.	Filed	Grant No.	Assignee(s)	Status
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

***Confidential Treatment Requested

EXHIBIT 2(B)

Janssen Patent Rights Licensed by Janssen or an Affiliate as of the Effective Date

US Patent No. […***…]

US […***…] (non-exclusively licensed to Janssen or Affiliate)

***Confidential Treatment Requested

EXHIBIT 3

Records of Janssen Know-How as of the Effective Date

[…***…]

***Confidential Treatment Requested

EXHIBIT 4

Janssen TM Rights as of the Effective Date

Trademark	Country	Status	Filing date	Filing No.	Registration date	Registration No.	Next renewal
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

***Confidential Treatment Requested

EXHIBIT 5

Existing Third Party Agreements as of the Effective Date

[…***…]

***Confidential Treatment Requested

EXHIBIT 6

Guidelines on Care and Use of Service Animals

•	All laboratory research animals housed or used in connection with the Development Program will be treated humanely. They will be housed and cared for in compliance with the Applicable Law governing animal care and use for research (e.g., the Animal Welfare Act (7 USC 2131), the National Research Council Guide for the Care and Use of Laboratory Animals, the EU Commission, or the Japanese Ministry of Health and Welfare).

•	No laboratory animal will be subjected to unnecessary pain and/or distress. Where pain and/or distress are unavoidable, appropriate analgesics, anesthetics and tranquilizers will be used except where their use will interfere with the scientific results. Exceptions should be reviewed and approved on a case-by-case basis by the Institutional Animal Care and Use Committee (IACUC) or the Ethics Committee on Animal Experiments.

•	Only humane and appropriate methods of euthanasia will be used, as described by the American Veterinary Medical Association Guidelines on Euthanasia (current version) and the EU Commission.

•	Prolonged physical restraint will be used only after alternative procedures have been considered and found inadequate.

•	Vivaria are or will be accredited by the Association for Assessment and Accreditation of Laboratory Animal Care International (AAALAC).

•	Purpose-bred animals will be used. In those geographic regions of the world where purpose-bred animals are not available, animals must be obtained through regulated dealers that meet reasonable criteria for the humane care and use of laboratory research animals.

EXHIBIT 7

Compliance with Laws and the FCPA

1.1.	Each Party shall comply with all laws and regulations concerning its efforts in the Development Program where it is providing work under the Agreement. Each Party shall become familiar with the FCPA, its prohibitions and purposes, and shall not undertake any actions that may violate the FCPA. Accordingly, each Party hereby agrees that:

(i)	no person shall be employed by it is an official or employee of any government or any department, agency or instrumentality thereof (including, but not limited to, any health or medical providers owned or controlled by the government);

(ii)	no payment or offer to pay, or the giving or offering to give, anything of value to an official or employee of any department, agency or instrumentality thereof (including, but not limited to, any health or medical providers owned or controlled by the government), or to any political party or any candidate for political office, shall be made with the purpose of influencing any decisions favorable to either Party or its Affiliates in contravention of the FCPA or the laws of the country in which it is providing work;

(iii)	it not pay, nor offer or agree to pay, nor caused to be paid, directly or indirectly, any political contributions, fees or commissions to any governmental employee or representative (including, but not limited to, any employee of any health or medical provider owned or controlled by the government) that could cause a violation of the FCPA;

(iv)	it will not, directly or indirectly, in connection with the Agreement and the business resulting therefrom, offer, pay, promise to pay, or authorize the giving of money or anything of value to any governmental official or representative, to any political party or official thereof, or to any candidate for political office, or to any person, while knowing or being aware of the probability that all or any portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any government official, to any political party or official thereof, or to any candidate to political office, for the purpose of:

a.	influencing any act or decisions of such official, political party, party official, or candidate in its official capacity, including a decision to fail to perform official functions; or

b.	inducing such official, political party, party official, or candidate to use influence with the government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist either Party in obtaining or retaining business for or with, or directing business to, any third party.

(v)	Each Party will immediately notify the other Party if it becomes aware of any apparent violation of the FCPA in connection with its activities hereunder.

1.2.	Each Party shall provide the other Party and its agents and representatives (collectively, “Agents”), as well as any regulatory authorities having regulatory oversight of the Party or its Affiliates, with access to its facilities, records (financial and otherwise), and supporting documentation as may be requested by any Agents in order to document or verify compliance with the provisions of this Exhibit. Each Party acknowledges that the provisions of this Exhibit granting the other Party certain audit rights shall in no way relieve the Party of any of its obligations under the Agreement, nor shall such provisions require the other Party to conduct any such audits.

1.3.	Each Party shall maintain true and accurate records necessary to demonstrate compliance with the Agreement (including the requirements of this Exhibit).

1.4.	If a Party fails to comply with any of the provisions of this Exhibit (irrespective of the size, nature or materiality of such violation), such failure may be treated by the other Party as a material breach.

1.5.	Notwithstanding anything to the contrary in the Agreement, a Party may disclose its terms and conditions (including any financial terms) to any government authority that it determines in good faith has a legitimate need for access to such information (including, but not limited to, any governmental authorities in the U.S. or those in the country where research is being provided).

EXHIBIT 8

Company Press Release

Kura Oncology Announces License Agreement with Janssen Pharmaceutica NV

LA JOLLA, California, Nov. XX, 2014 – Kura Oncology, Inc. announced today it has entered into an agreement with Janssen Pharmaceutica NV for an exclusive license, in the field of oncology, to develop and commercialize tipifarnib, a protein farnesyl transferase inhibitor, for treatment of patients with cancer. Kura intends to advance tibifarnib into Phase 2 clinical trials to evaluate its activity in well-defined target patient populations where certain solid tumors are driven by a novel oncogenic activating mutation as well as hematologic malignancies.

“Tipifarnib has demonstrated encouraging clinical activity in multiple patient populations and represents a promising clinical development opportunity with the right patient selection strategy,” said Troy Wilson, President and Chief Executive Officer of Kura Oncology. “We intend to leverage an understanding of the cancer genome as well as advances in patient selection to accelerate clinical development of tipifarnib in well-defined target populations.”

Under the terms of the agreement, Kura assumes sole responsibility for development and commercialization of tipifarnib in the field of oncology.

About Kura Oncology

Kura Oncology, Inc. is a biopharmaceutical company focused on the development of innovative products for the treatment of patients with cancer. The company focuses on small molecule drug candidates targeting driver oncogenes or signaling pathways associated with cancer, with development stage programs aimed at rapid clinical readout and accelerated development and commercialization. Kura was founded in 2014 and is based in La Jolla, California and Cambridge, Massachusetts.

EXHIBIT 9

Convertible Note

THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES ISSUABLE UPON ANY CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED BY ANY PERSON, INCLUDING A PLEDGEE, UNLESS (1) EITHER (A) A REGISTRATION WITH RESPECT THERETO SHALL BE EFFECTIVE UNDER THE SECURITIES ACT, OR (B) THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IS AVAILABLE, AND (2) THERE SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

KURA ONCOLOGY, INC.

CONVERTIBLE PROMISSORY NOTE

$1,000,000	[•], 2014 San Diego, California

FOR VALUE RECEIVED, Kura Oncology, Inc., a Delaware corporation (the “Company”), promises to pay to Johnson & Johnson Innovation—JJDC, Inc., or its assignee (the “Holder”), the principal sum of One Million US Dollars $1,000,000.00 (the “Principal Amount”), together with interest, in the manner provided herein.

1. Maturity Date; No Pre-Payment.

(a) Maturity Date. Unless earlier converted as provided in Section 4 herein, an amount equal to the sum of the entire outstanding principal balance under this Note, plus all unpaid accrued interest hereon, shall be due and payable on the earliest to occur of: (i) May 31, 2016 (the “Maturity Date”), (ii) a Change of Control (as defined below), and (iii) the occurrence of an Event of Default (as defined below).

(b) No Pre-Payment. This Note may not be prepaid by the Company, either in whole or in part.

2. Interest.

Interest on the unpaid Principal Amount shall accrue beginning on the date hereof at a rate equal to eight percent (8%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days from the date of this Note until the Principal Amount and all interest accrued thereon are paid or converted. Unless earlier converted as provided in Section 4 herein, interest shall not be due and payable until the Maturity Date or an earlier Change of Control or Event of Default.

3. Events of Default.

(a) Definition of Event of Default. Any one or more of the following events shall constitute an “Event of Default”:

(i) The Company fails to pay on the due date any of the Principal Amount or interest on this Note, or any other amount due under this Note, when and as the same shall become due and payable, whether at the due date thereof or at the date fixed for prepayment thereof or by acceleration thereof or otherwise, and such default shall continue unremedied for a period of five (5) business days after written notice thereof by the Holder;

(ii) An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (a) relief in respect of the Company or any subsidiary, or of a substantial part of the property or assets of the Company or any subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any subsidiary or for a substantial part of the property or assets of the Company or any subsidiary, or (c) the winding-up or liquidation of the Company or any subsidiary, and any such proceeding or petition shall continue undismissed for sixty (60) days after filing or an order or decree approving or ordering any of the foregoing shall be entered;

(iii) The Company shall (a) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in Section 3(a)(ii) above, (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any subsidiary or for a substantial part of the property or assets of the Company or any subsidiary, (d) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (e) make a general assignment for the benefit of creditors, (f) become unable, admit in writing its inability or fail generally to pay its debts as and when they become due or (g) take any action for the purpose of effecting any of the foregoing.

(b) Rights upon Event of Default. Upon the occurrence of an Event of Default, the Holder may, by notice to the Company, declare the entire unpaid Principal Amount of this Note, all interest accrued and unpaid thereon and all other amounts payable under this Note to be forthwith due and payable, whereupon this Note, all such accrued interest and all such other amounts shall become and be forthwith due and payable. The Holder also may exercise from time to time any rights and remedies available to it by law.

4. Conversion.

(a) Mandatory Conversion. Subject to and in compliance with the provisions of this Section 4, at any time prior to the Maturity Date, upon the Company’s receiving gross proceeds of at least $10,000,000.00 (not including the aggregate principal amount of, and accrued interest on, the Note to be converted) in an offering or series of related offerings from the bona fide sale of Series A Preferred Stock or such other class of shares as are issued by the Company (a “Qualified Equity Financing”), the entire outstanding Principal Amount of this Note and all accrued and unpaid interest thereon shall automatically convert into shares of the Company’s capital stock with equivalent rights and preferences (other than to account for the Company’s obligation to Holder pursuant to Section 4(e) below) as the shares issued in such Qualified Equity Financing (such shares to be issued upon such conversion hereof, the “Qualified Equity Financing Shares”) at a conversion price equal to the lowest per share purchase price paid for the shares offered in the Qualified Equity Financing.

(b) Conversion Procedure. Before the Holder shall be entitled to convert this Note into Qualified Equity Financing Shares pursuant to Section 4(a) above, the Holder shall surrender this Note, duly endorsed, at the office of the Company. The conversion shall be deemed to have been made immediately prior to the close of business on the date of the consummation of the Qualified Equity Financing. Thereupon, the Company shall promptly issue and deliver to the Holder a certificate or certificates for the number of Qualified Equity Financing Shares to which the Holder is entitled.

(c) Note No Longer Outstanding. Upon conversion of this Note, this Note shall no longer be deemed to be outstanding and all rights of the Holder as a holder of this Note shall cease.

(d) Fractional Shares. No fractional Qualified Equity Financing Shares shall be issued upon conversion of this Note. The Company shall, in lieu of issuing any fractional shares, pay the Holder cash equal to the product of such fraction multiplied by the applicable conversion price on the date of conversion.

(e) Execution of Agreements Upon Conversion. If this Note converts upon a Qualified Equity Financing pursuant to Section 4(a) above, then in connection therewith, the Holder and the Company will, if requested by either the Company or Holder, execute and deliver to each other such agreements (including, without limitation, a purchase agreement, investor rights agreement, right of first refusal/co-sale agreement and voting agreement (the “Financing Agreements”)) as are executed and delivered by other investors in such financing. The Financing Agreements shall provide that, so long as the Company continues to develop and commercialize tipifarnib under that certain License Agreement, dated on or about the date of this Note, between Holder’s affiliate (Janssen Pharmaceutica NV) and the Company, except with the written consent of the Holder, the Company may not, directly or indirectly (including without limitation by merger, consolidation, recapitalization, reclassification or otherwise), impose on the Holder what is commonly known as a “pay-to-play” provision or any similar provision in the Company’s certificate of incorporation that, upon the failure of the Holder to participate in whole or in part in any future financing of the Company, would (i) cause or permit the conversion of the Holder’s Qualified Equity Financing Shares into another class or series of capital stock or (ii)

otherwise modify the preferences, rights, privileges or powers of the Holder’s Qualified Equity Financing Shares (such provision to be included in the applicable Financing Agreements, the “Pay-To-Play Limitation”); provided, however, that there shall be no obligation for any Financing Agreements to contain a Pay-To-Play Limitation at any time following the date of the closing of the sale of the Company’s securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, in connection with the firm commitment underwritten offering of its securities to the general public.

5. Change of Control. In the event of a Change of Control (defined below) prior to the closing of a Qualified Equity Financing, the Holder may elect to, at its sole discretion and upon written notice to the Company, be paid the sum of (i) one and one half times (1.5x) the outstanding Principal Amount plus (ii) accrued interest on this Note, payable upon consummation of the Change of Control. The Company shall provide written notice to the Holder of a Change of Control at least 15 days in advance of the consummation thereof. A “Change of Control” means (a) any merger with another company or an acquisition of the Company, whether by recapitalization, consolidation, sale of outstanding equity securities or otherwise, as a result of which the existing equity holders of the Company prior to such transaction hold less than fifty percent (50%) of the outstanding voting securities of the surviving entity after such transaction, or (b) a sale of all or substantially all of the assets of the Company.

6. Miscellaneous.

(a) No Stockholder Rights. The Holder shall not be entitled to vote or receive dividends or be deemed the holder of any equity securities of the Company that may at any time be issuable on the conversion hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a holder of equity securities of the Company or any right to vote for the election of directors or upon any matter submitted to holders of equity securities at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Note shall have converted in accordance with Section 4 hereof.

(b) Waiver and Amendment. Any term of this Note may be amended or waived, either retroactively or prospectively, with the written consent of the Company and the Holder.

(c) Notices and Addresses. Any notice, demand, request, waiver, or other communication under this Note shall be in writing and shall be deemed to have been duly given on the date of service, if personally served or sent by telecopy or email; on the business day after notice is delivered to a courier or mailed by express mail, if sent by courier delivery service or express mail for next day delivery; and on the third day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed as follows:

Company:	Kura Oncology, Inc. 11119 N. Torrey Pines Road, Suite 125

La Jolla, CA 92037

Holder:	Johnson & Johnson Innovation—JJDC, Inc.
410 George Street New Brunswick, NJ 08901

(d) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and (in the case of loss, theft or destruction) of unsecured indemnity satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Note, if mutilated, the Company will make and deliver in lieu of such Note a new Note of like tenor and unpaid Principal Amount and dated as of the original date of this Note.

(e) Severability; Binding Effect. Any provision of this Note which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Note or affecting the validity or unenforceability of any of the terms and provisions of this Note in any other jurisdiction. This Note shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

(f) Governing Law. This Note shall be construed and enforced in accordance with and governed by laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

(g) Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Note shall be brought in the courts of the State of Delaware. By execution and delivery of this Note, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 6(c) hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Note has been executed and delivered as of the date first written above.

Company:

Kura Oncology, Inc.

By:
Name:
Title:

AGREED TO AND ACCEPTED:

Holder:

Johnson & Johnson Innovation - JJDC, Inc.

By:
Name:
Title:

EXHIBIT 10

JJDC Representations and Warranties

In connection with the Convertible Note, JJDC represents and warrants to Company that:

(a) Purchase Entirely for Own Account. The applicable equity securities of Company to be acquired by JJDC will be acquired for investment for JJDC’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and JJDC has no present intention of selling, granting any participation in, or otherwise distributing the same. JJDC does not presently have any contract, undertaking, agreement or arrangement with any third party to sell, transfer or grant participations to such third party, with respect to any of the applicable equity securities of Company.

(b) Disclosure of Information. JJDC has had an opportunity to discuss Company’s business, management, financial affairs and the terms and conditions of the offering of the applicable equity securities of Company with Company’s management.

(c) Restricted Securities. JJDC understands that the applicable equity securities of Company have not been, and will not be, registered under the Securities Act of 1933, as amended, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of JJDC’s representations as expressed herein. JJDC understands that the applicable equity securities of Company are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, JJDC must hold such equity securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. JJDC acknowledges that Company has no obligation to register or qualify the applicable equity securities of Company, or any securities into which such equity securities may be converted, for resale except as set forth in the Convertible Note. JJDC further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the applicable equity securities of Company, and on requirements relating to Company which are outside of the JJDC’s control, and which Company is under no obligation and may not be able to satisfy.

(d) No Public Market. JJDC understands that no public market now exists for the applicable equity securities of Company, and that Company has made no assurances that a public market will ever exist for such securities.

(e) Accredited Investor. JJDC is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(f) Legends. JJDC understands that the stock certificates for the applicable equity securities of Company and any securities issued in respect of or exchange for such equity securities, may bear one or all of the following legends:

(i) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED”.

(ii) Any legend set forth in, or required by, applicable financing agreements entered into in connection with the issuance and sale of the equity securities.

(iii) Any legend required by the securities laws of any state to the extent such laws are applicable to such equity securities represented by the certificate so legended.

JOHNSON & JOHNSON INNOVATION - JJDC, INC.

By:

Name:

Title:

Date: